Exhibit 2.1

DATED 19 NOVEMBER 2008

THE VENDORS (1)

and

ON DEMAND GROUP LIMITED (2)

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the whole issued and to be issued share capital of

Mobix Interactive Limited

CityPoint, One Ropemaker Street | London EC2Y 9AW

Tel: +44 20 7920 4000 | Fax: +44 20 7496 8500

www.mofo.com

TABLE OF CONTENTS

1.	Interpretation		1

2.	Sale of Shares		1

	2.1	Sale and purchase	1

	2.2	Title	1

	2.3	No sale of part only	1

	2.4	Waiver	1

3.	Price		2

4.	Completion		2

	4.1	Date and Place of Completion	2

	4.2	Obligations on Completion	2

	4.3	Failure to complete	2

5.	Restriction of Warrantors and DM		3

6.	Warranties and Indemnity		3

	6.1	Giving of Vendor Warranties	3

	6.2	Giving of Business Warranties	3

	6.3	Reduction of Price	3

	6.4	Purchaser’s knowledge	3

	6.5	Limitation on Warranties	3

	6.6	Warranties to be independent	3

	6.7	Waiver of claims	4

	6.8	Indemnity	4

7.	Retention		4

8.	Confidentiality		5

	8.1	Confidentiality obligations	5

	8.2	Permitted disclosure or use	5

	8.3	Continuance of restrictions	6

	8.4	Privilege	6

9.	Announcements		6

	9.1	Restrictions	6

	9.2	Permitted announcements	6

	9.3	Continuance of restrictions	6

i

	9.4	Announcements to customers and suppliers	7

10.	Provisions relating to this Agreement		7

	10.1	Assignment	7

	10.2	Whole agreement and variations	7

	10.3	Agreement survives Completion	8

	10.4	Rights etc cumulative and other matters	8

	10.5	Release of Vendors	8

	10.6	Further assurances	8

	10.7	Invalidity	9

	10.8	Payment to the Vendors	9

	10.9	Interest	9

	10.10	Counterparts	9

	10.11	Costs	9

	10.12	Vendors’ representative	9

	10.13	Notices	10

11.	Law and Jurisdiction		13

	11.1	English Law	13

	11.2	Jurisdiction	13

	11.3	Process Agent	13

	11.4	Contracts (Rights of Third Parties) Act 1999	14

ii

THIS AGREEMENT is dated 19 November 2008 and made

BETWEEN:

(1)	THE PERSONS, (the “Vendors”), whose names and addresses are set out in Part A of Schedule 2; and

(2)	ON DEMAND GROUP LIMITED, (the “Purchaser”), registered in England and Wales as company number 04094951 and having its registered office at Narrow Quay House, Narrow Quay, Bristol, BS1 4AH.

Background:

The Vendors wish to sell and the Purchaser wishes to buy the entire issued and to be issued share capital of Mobix Interactive Limited on the terms of this Agreement.

THE PARTIES AGREE THAT:

1.	Interpretation

Schedule 1 shall have effect.

2.	Sale of Shares

2.1	Sale and purchase

Subject to the terms of this Agreement, each of the Vendors shall sell, free from all Encumbrances and together with all rights now and in the future attaching to them, the entire legal and beneficial interest in the number of Sale Shares set opposite his name in the second column of Part A of Schedule 2, and the Purchaser shall purchase all such Sale Shares, together comprising the entire issued share capital of the Company.

2.2	Title

Upon Completion each of the Vendors shall be deemed to have given to the Purchaser the Title Covenants in respect of the sale of his Sale Shares.

2.3	No sale of part only

Neither the Vendors nor the Purchaser shall be obliged to complete the sale and purchase of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

2.4	Waiver

Each of the Vendors hereby waives:

(A)	any and all pre-emption rights relating to the Sale Shares he may have, whether conferred by the articles of association of the Company or otherwise; and

(B)	any claim he may have against the Purchaser or the Company, under the articles of association of the Company or otherwise in respect of:

(1)	the allocation of the Price amongst the Vendors;

(2)	the transfer of the Sale Shares; and

(3)	any matter relating to any agreement amongst, inter alia, any of the Company’s shareholders relating to the conduct of the affairs of the Company.

3.	Price

The aggregate price for the Sale Shares shall be the sum of £2,000,000 but subject to any adjustment in accordance with clause 6.3, Schedule 9, Schedule 10 and the Tax Deed to arrive at the final price (the “Price”). The Price shall be apportioned between the Vendors as set out in the third and fourth columns of Part A of Schedule 2. The sum of £2,000,000 on account of the Price and £1,000,000 representing the Retention shall be paid on Completion and any balance payable after adjustment in accordance with Schedule 9 shall be paid in accordance with Schedule 9.

4.	Completion

4.1	Date and Place of Completion

Completion shall take place at the offices of the Purchaser’s Solicitors immediately after the exchange of this Agreement.

4.2	Obligations on Completion

On Completion the parties shall have the obligations set out in relation to each of them in Schedule 5.

4.3	Failure to complete

If in any respect the obligations of the Vendors or the Purchaser are not complied with on the date for Completion set by clause 4.1, the Purchaser (in the case of default by any of the Vendors) or the Vendors or any of them (in the case of default by the Purchaser) may:

(A)	defer Completion to a date such non-defaulting party may specify in writing, being not more than 28 days after the date set by clause 4.1 (and so that the provisions of this clause 4.3 (apart from this clause 4.3(A)) shall apply to Completion as so deferred); or

(B)	proceed to Completion so far as practicable (without prejudice to its or their rights under this Agreement); or

(C)	rescind this Agreement without liability upon the party or parties rescinding, but without prejudice to any rights which the party or parties rescinding may have against the other party or parties in respect of their failure to complete.

5.	Restriction of Warrantors and DM

Schedule 6 shall have effect.

6.	Warranties and Indemnity

6.1	Giving of Vendor Warranties

Each Vendor hereby severally warrants and represents to and for the benefit of the Purchaser in the terms of the Vendor Warranties, as such Vendor Warranties apply to each such Vendor.

6.2	Giving of Business Warranties

The Warrantors hereby jointly and severally warrant and represent to and for the benefit of the Purchaser in the terms of the Business Warranties.

6.3	Reduction of Price

Any sum payable by the Vendors or the Warrantors in respect of any breach of the Warranties shall be treated as a reduction in the Price.

6.4	Purchaser’s knowledge

The Warranties are given subject to matters Disclosed but no other information relating to the Company or the Subsidiary of which the Purchaser has knowledge (actual or constructive) shall prejudice a claim made by the Purchaser under the Warranties.

6.5	Limitation on Warranties

(A)	The liability of the Warrantors in respect of any claim under the Warranties shall be limited as set out in Schedule 12.

(B)	The parties shall observe the respective provisions and procedures relating to any claim as contained and set out in Schedule 12.

6.6	Warranties to be independent

Each of the Warranties shall be separate and independent and, save as otherwise expressly provided, shall not be limited by reference to any other Warranty or anything else in this Agreement.

6.7	Waiver of claims

(A)	Each of the Vendors undertakes to and for the benefit of the Purchaser that none of the Vendors will make or pursue any claim or action of any kind and no matter however it arises against any of the “Third Parties” (being the Company, the Subsidiary, any of the present or past professional advisers to the Company or the Subsidiary or any of the present or past employees of any of them) in respect of any loss or liability of any kind which any of the Vendors may incur pursuant to this Agreement or otherwise in connection with the sale of the Sale Shares to the Purchaser or the preparation of the Disclosure Letter.

(B)	The rights of the Third Parties under this clause 6.7 are intended to be enforceable by them under the Contracts (Rights of Third Parties) Act 1999 but subject to the terms that the Purchaser has the right (which it may waive in whole or in part in its absolute discretion and without the consent of any Third Party) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to the commencement or compromise of such proceedings) but will not owe any duty or have any liability to any of the Third Parties in relation to such conduct. The rights of the Third Parties under this clause 6.7 are not assignable and are subject to clauses 10 and 11 and the parties to this Agreement may rescind or vary this Agreement without the consent of any of the Third Parties.

6.8	Indemnity

(A)	The Warrantors shall be jointly and severally liable to pay to the Purchaser (or as it may direct) on demand by the Purchaser an amount in cash equal to any Borrowing in respect of the period prior to Completion.

(B)	All sums payable by the Warrantors pursuant to this clause 6.8 shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law, in which event or in the event that the Company or the Subsidiary shall incur liability for Tax chargeable or assessable in respect of any payment pursuant to this clause 6.8, the Warrantors shall at the same time pay such additional amounts as shall be required to ensure that the net amount received and retained by the Purchaser, the Company or the Subsidiary (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred.

7.	Retention

Schedule 10 shall have effect in relation to the Retention.

8.	Confidentiality

8.1	Confidentiality obligations

Subject to clause 8.2 and to clause 8.4 and without prejudice to paragraph 7 of Schedule 6, each party to this Agreement:

(A)	shall treat as strictly confidential all the provisions of this Agreement and the process of their negotiation and all information about any other such party obtained or received by it during the course of negotiating, entering into or performing this Agreement (“Confidential Information”); and

(B)	shall not make use of or disclose to any person any Confidential Information, other than with the prior written consent of all other such parties or, where the Confidential Information relates only to one or some parties to this Agreement, the prior written consent of that or all those parties, and in no case shall such consent be unreasonably withheld or delayed.

8.2	Permitted disclosure or use

Clause 8.1 shall not apply if and to the extent that the party using or disclosing Confidential Information can demonstrate that:

(A)	such disclosure is required by Law or is properly required or requested by any Authority having appropriate jurisdiction, it being acknowledged and agreed that Sea Change International, Inc., a Delaware corporation and indirect owner of the Purchaser shall, within four Business Days of Completion, be obligated to disclose the terms of this Agreement on a Current Report on Form 8-K and, concurrently therewith, file a copy of this Agreement;

(B)	such disclosure or use is to its professional advisers in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same or, where the disclosing party is the Purchaser, is of information necessarily or reasonably disclosed to any person concerned with any transaction for financing the purchase of the Sale Shares or the granting of security over the same or over the benefit of this Agreement or any other transaction dependent upon or relating to such purchase or any transaction involving the sale or other disposal of any of the Sale Shares or the whole or any part of the issued share capital of the Company or the Subsidiary for the time being or any of the assets for the time being of any such company or any other company to which any such assets have been transferred or the transfer of control of any company mentioned in this clause 8.2(B); or

(C)	such disclosure is required to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement permitted by clause 10.1; or

(D)	in the case of disclosure or use, the relevant Confidential Information was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clause 8.1(A); or

(E)	in the case of disclosure or use, the relevant Confidential Information has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed as permitted by this clause 8.

8.3	Continuance of restrictions

The restrictions contained in this clause 8 shall survive Completion and shall continue without limit of time.

8.4	Privilege

Where any Confidential Information is also privileged, the waiver of such privilege is limited to the purposes of this Agreement and does not, and is not intended to, result in any wider waiver of the privilege. Any party to this Agreement in possession of any Confidential Information of any other such party shall take all reasonable steps to protect the privilege of such other party and shall inform such other party if it becomes aware of any step being taken by any other person to obtain any of the privileged Confidential Information of such other party.

9.	Announcements

9.1	Restrictions

Subject to clauses 9.2 and 9.4, and whether or not any restriction contained in clause 8 applies, no party to this Agreement shall make any announcement, (including any communication to the public, to any customers or suppliers of the Company, or to all or any of the employees of the Company) concerning the provisions or subject matter of this Agreement or containing any information about any other party without the prior written approval of the others (which shall not be unreasonably withheld or delayed).

9.2	Permitted announcements

Clause 9.1 shall not apply to a party to this Agreement if and to the extent that such announcement is required by Law or by any Authority having jurisdiction over it and whether or not the requirement has the force of Law and provided that any such announcement shall be made only after consultation with the other parties.

9.3	Continuance of restrictions

The restrictions contained in this clause 9 shall survive Completion and shall continue without limit of time.

9.4	Announcements to customers and suppliers

The Vendors and the Purchaser shall as soon as practicable after Completion procure that a joint announcement of the sale and purchase of the Sale Shares is made to the customers and suppliers of the Company and the Subsidiary in such form as they may agree.

10.	Provisions relating to this Agreement

10.1	Assignment

(A)	This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable, save that the Purchaser may at any time assign all or any part of its rights and benefits under this Agreement including any of the Warranties, the Tax Deed and any other indemnities, undertakings and obligations given or undertaken by the Vendors and any cause of action arising under or in respect of any of them, to any Affiliate of the Purchaser.

(B)	In the case of an assignment to any Affiliate, such Affiliate may recover under this Agreement as if it had acquired the Sale Shares (or the appropriate proportion thereof) for the price per Sale Share and upon the other terms of this Agreement.

(C)	An assignee Affiliate shall be entitled to enforce the benefits conferred upon it by such assignment and this clause 10.1 directly against the Vendors as permitted by the Contracts (Rights of Third Parties) Act 1999 and for that purpose each such assignee shall be entitled to the benefit of and be subject to all the provisions of this Agreement in any way relevant to the rights assigned to it and conferred upon it by this clause 10.1. This Agreement may however be amended or rescinded without the consent of any such assignee.

(D)	Notwithstanding the foregoing provisions of this clause 10.1 if the Purchaser (or an Affiliate to whom there has been a permitted assignment under clause 10.1(A)) were to effect an asset sale pursuant to which all or part of the assets of the Company or the Subsidiary were sold, or a share sale pursuant to which the Purchaser were to dispose of its shares in the Company, or the Company were to dispose of its shares in the Subsidiary by way (in any such case) of an arms’ length transaction, then the Purchaser (or any Affiliate to whom there has been a permitted assignment under clause 10.1(A)) shall not be permitted to further assign the Purchaser’s rights under this Agreement as against the Vendors or any of them (including but not limited to the Warrantors).

10.2	Whole agreement and variations

(A)	This Agreement constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter, except to the extent that the same are repeated in this Agreement.

(B)	Each party hereto acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, promise or assurance by the other party or any other person save for those contained in this Agreement and in the Disclosure Letter, but nothing herein shall exclude any liability for fraud.

(C)	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

10.3	Agreement survives Completion

The Warranties and all other provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall subject as specified in this Agreement, remain in full force and effect notwithstanding Completion.

10.4	Rights etc cumulative and other matters

(A)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

(B)	Except as specifically stated in this Agreement, no failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

(C)	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

10.5	Release of Vendors

The Purchaser may release or compromise the liability of any of the Vendors under this Agreement without affecting the liability of the other Vendors.

10.6	Further assurances

At any time after Completion the Vendors shall, at the request of the Purchaser and at the cost of the Vendors execute or procure the execution of such documents and do or procure the doing of such acts and things as the Purchaser may reasonably require for the purpose of vesting the Sale Shares in the Purchaser or its nominees and giving to the Purchaser the full benefit of all the provisions of this Agreement.

10.7	Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable this shall not affect the legality, validity and enforceability of the remainder of this Agreement.

10.8	Payment to the Vendors

Any payment falling to be made to the Vendors under any provision of this Agreement may be made to the Warrantors’ Solicitors, by CHAPS transmission to their client account number 24428019, at National Westminster Bank plc, 250 Regent Street, sort code 56 00 27, whose receipt shall be an absolute discharge to the Purchaser.

10.9	Interest

If any party defaults in the payment when due of any sum payable by virtue of this Agreement on the due date for payment (“Due Date”) it shall in addition to such sum pay interest on such sum from the Due Date to the date of actual payment (both before and after judgment) at that annual rate which is 2 per cent. above the base rate of Royal Bank of Scotland Plc as at 11.00am on the Due Date. All such interest shall be calculated on the basis of the number of actual days elapsed over a 365 day year and compounded at monthly rests.

10.10	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any such counterpart.

10.11	Costs

Subject to clause 10.6, each party shall bear their own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

10.12	Vendors’ representative

Each Vendor (other than IMG) hereby appoints Robert Gilham to act as the Vendors’ Representative (which expression shall include any successor to Robert Gilham appointed pursuant to this clause 10.12) for the purposes of this Agreement with authority to receive and give such notices, make such elections and give such consents as may be required pursuant to this Agreement and also to negotiate on behalf of such Vendors in respect of all claims which the Purchaser may have against such Vendors or any of them under this Agreement or vice versa and to compromise, settle or release any such claims and execute any documents in relation thereto and such Vendors hereby appoint the Vendors’ Representative for the time being to be their attorney with all necessary authorities and powers required for the purposes of this clause 10.12. The Purchaser shall, unless and until it receives notice signed by any of the Vendors to the contrary, be entitled to assume that the Vendors’

Representative continues to hold such authority and all actions of the Vendors’ Representative within the scope of such authority shall be binding upon the Vendors (other than IMG) or such of them who have not given such notice of revocation. The relevant Vendors may remove the Vendors’ Representative and appoint a substitute by notice signed by all of them given to the Purchaser.

10.13	Notices

(A)	Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 10.13(B) and may be:

(1)	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(2)	if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

(3)	if from or to any place outside the United Kingdom, sent by pre-paid airmail or by air courier, in which case it shall be deemed to have been given seven Business Days after the date of posting in the case of airmail or three Business Days after delivery to the courier in the case of air courier; or

(4)	sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by facsimile after 17.00 hours (at the place where such facsimile is to be received) on a Business Day or at any time on any day which is not a Business Day shall be deemed to have been received at 09.30 hours on the next Business Day; or

(5)	sent by electronic mail, in which case it shall be given at the time it left the e-mail gateway of the server, except where a response is received by the transmitter notifying (for whatever reason) non-delivery of such electronic mail, but subject to the same provisions concerning receipt after 17.00 hours or on a day which is not a Business Day which apply to notices sent by facsimile.

(B)	The addresses and other details of the parties referred to in clause 10.13(A) are, subject to clause 10.13(D):

For the Vendors (other than IMG):

Name:	Robert Gilham

Address:	1524 Sherman Avenue
Hood River, Oregon 97031
United States of America

Fax number:	001 541 386 1248

E-mail address:	rgilham@iconwest.com

With a copy to

Name:	Lithgow Pepper & Eldridge

For the attention of:	Stephen Blair

Address:	84 Wimpole Street, London W1G 9SE

Fax number:	020 7935 7964

E-mail address:	s.blair@lithgowpepper.co.uk

For IMG:

Name:	International Management Group (UK) Limited

For the attention of:	Edward Rogers

Address:	McCormack House, Burlington Lane, London W4 2TH

Fax number:	020 8233 6523

E-mail address:	edward.rogers@imgworld.com

With a copy to

Name:	IMG Media Limited

For the attention of:	Jeremy Cole

Address:	McCormack House, Burlington Lane, London W4 2TH

Fax number:	020 8233 6523

E-mail address:	jeremy.cole@imgworld.com

For the Purchaser:

Name:	On Demand Group Limited

For the attention of:	Jane MacDonald

Address:	Narrow Quay House, Narrow Quay, Bristol, BS1 4AH

Fax number:	020 7131 6775

E-mail address:	jane.macdonald@ondemand.co.uk

With a copy to:

Name:	Morrison & Foerster (UK) LLP

For the attention of:	Paul Claydon

Address:	CityPoint, One Ropemaker Street, London EC2Y 9AW

Fax number:	020 7496 8521

E-mail address:	pclaydon@mofo.com

With a copy to:

Name:	Sea Change International, Inc.

For the attention of:	Chief Financial Officer

Address:	50 Nagog Park, Acton, MA 01720

Fax number:	(978) 897-9590

E-mail address:	kevin.bisson@schange.com

(C)	In proving service of any notice it shall be sufficient to prove:

(1)	in the case of a notice sent by post that such notice was properly addressed, stamped and placed in the post;

(2)	in the case of a notice personally delivered that it was delivered or left at the specified address;

(3)	in the case of a notice sent by facsimile that it was duly despatched to the specified number as confirmed by a transmission report;

(4)	in the case of a notice sent by e-mail that the e-mail left the e-mail gateway of the server of the notice and that no notice of non-delivery was received; and

(5)	in the case of a notice sent by air courier that it was delivered to a representative of the courier.

(D)

Any party to this Agreement may notify the other parties in accordance with this clause 10.13 of any change to its address or other details specified in clause 10.13(B) including in the case of the Vendors by notice signed by all of them, the name of the Vendors’ Representative, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later, and provided also that any new address shall be in the United Kingdom.

(E)	For the purposes of this clause 10.13, the Vendors (other than IMG) shall together constitute one party, notices to the Vendors’ Representative for the time being addressed as set out in clause 10.13(B) shall be notice to all the Vendors (other than IMG), and any notice referred to in clause 10.13(D) shall, unless signed by or on behalf of the Vendors’ Representative, be signed by or on behalf of all the Vendors (other than IMG). Any notice signed by or on behalf of the Vendors’ Representative shall, when served in accordance with this clause 10.13, take effect as a notice given by all the Vendors (other than IMG).

11.	Law and Jurisdiction

11.1	English Law

This Agreement shall be governed by, and construed in accordance with, English Law.

11.2	Jurisdiction

In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”) each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum provided that a judgment or order of any court may be enforced in any court of competent jurisdiction.

11.3	Process Agent

The Vendors (other than IMG) irrevocably appoint the Warrantors’ Solicitors as their process agent to receive on their behalf service of process in any proceedings in England. Service upon the process agent shall be good service upon each of the Vendors (other than IMG) whether or not the process is forwarded to and received by any of the Vendors. If for any reason the process agent ceases to act as process agent, resigns or no longer has an address in England, the Vendors (other than IMG) irrevocably agree to appoint a substitute process agent with an address in England acceptable to the Purchaser and to deliver to the Purchaser a copy of the substitute process agent’s acceptance of that appointment within 20 Business Days of the obligation to appoint arising. In the event that the Vendors (other than IMG) fail to appoint a substitute process agent, it shall be effective service for the Purchaser to serve the process upon the last known address in England of the last known process agent for the Vendors (other than IMG) notified to the Purchaser, notwithstanding that such process agent is no longer found at such address or has ceased to act.

11.4	Contracts (Rights of Third Parties) Act 1999

Except pursuant to clauses 2.4, 6.7, 10.1 and Schedule 6, a person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

AS WITNESS the hands of the parties or their duly authorised representatives on the date first before written.

SCHEDULE 1 : INTERPRETATION

1.	Definitions

In this Agreement where the context admits:

“Affiliate” means, in relation to a body corporate, any subsidiary undertaking or parent undertaking of such body corporate, and any subsidiary undertaking of any such parent undertaking for the time being.

“Agreed Form” means, in relation to any document, a document in the terms signed or initialled by or on behalf of the parties for identification.

“Accounts” means the accounts comprising the balance sheet of the Company and the Subsidiary made up as at the Balance Sheet Date and the profit and loss account of the Company and the Subsidiary in respect of the financial year ended on the Balance Sheet Date including the notes thereto and the directors’ report and accountants’ report thereon and all other reports and statements attached to such accounts.

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement, standard setting or tax raising body, authority, agency, board, department, court or tribunal or other organisation of any jurisdiction and whether supranational, national, regional or local, and whether or not established by or having the authority of Law, provided that if it is not established by or has the authority of Law it is a trade association of which the Company or any Subsidiary is a member or a body whose standards are generally accepted in any relevant jurisdiction or locality or a body to which the Company or any Subsidiary must in practice submit in order to undertake its business in any relevant jurisdiction or locality.

“Balance Sheet Date” means 31 October 2007.

“Borrowing” means any outstanding obligation of the Company or the Subsidiary for the payment or repayment of money (including any interest thereon), whether present or future, actual or contingent, in respect of:

(A)	monies borrowed or raised;

(B)	monies raised under any bond, note, stock or other security;

(C)	monies raised under or in respect of acceptance credit or documentary credit facilities; or

(D)	any guarantee, indemnity or other assurance against or arrangement intended to prevent or limit loss in respect of any obligation for the payment or repayment of money described in paragraphs (A) to (C) above, but shall not include any monies owing pursuant to the agreements with Lombard Technology Services to the extent that such agreements have been Disclosed.

“Business Day” means any day other than a Saturday or Sunday or a day which is a public holiday in England.

“Business Warranties” means the warranties and representations set out in Part B of Schedule 7.

“Company” means Mobix Interactive Limited a company registered in England and Wales under number 04227369 and incorporated on 1 June 2001 as a private company limited by shares under the Companies Act 1985, details of which appear in Schedule 3.

“Companies Acts” means statutes from time to time in force concerning companies including (without limitation) the Companies Act 1985, the Companies Act 1989, Part V of the Criminal Justice Act 1993, Companies Consolidation (Consequential Provisions) Act 1985 and the Companies Act 2006.

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with clause 4 and Schedule 5.

“Completion Date” means the date upon which Completion takes place.

“Consent” means any approval, consent, ratification, waiver or other authorisation whether public or private.

“Debenture” means the debenture dated 10 September 2008 granted by the Company in favour of the Lenders (other than Matt Heiman).

“Directors” means in relation to the Company or the Subsidiary, the persons named in Schedule 3 and Schedule 4 as directors and “Continuing Directors” means the persons named in Schedule 3 and Schedule 4 as continuing directors, who it is intended shall remain in office following Completion as directors of the Company and the Subsidiary respectively.

“Disclosed” means disclosed by the Disclosure Letter fairly and accurately and with sufficient particularity to enable the Purchaser to identify the nature and scope of the matter disclosed, and “Disclosure” shall be construed accordingly.

“Disclosure Letter” means the letter dated the date of this Agreement written and delivered by or on behalf of the Warrantors to the Purchaser in Agreed Form.

“DM” means Damian Mulcock whose details are set out in Part A of Schedule 2.

“Encumbrance” includes any interest or equity of any person (including any right to acquire, option or right of pre-emption); any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other security agreement or arrangement; and any rental, hire purchase, credit or conditional sale or other agreement for payment on deferred terms.

“Fee Amount” means an amount, representing professional fees and transaction bonuses payable at Completion by the Vendors or the Company in respect of this Agreement and related matters.

“Group” means the Company and the Subsidiary.

“IMG” means International Management Group (UK) Limited, details of which are set out in Schedule 2.

“Law” or “Laws” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement.

“Lender” means each of Acacia Securities Limited, Conneticut Global Holdings Limited, Saya Financial Corporation, White Crescent Inc., Robert Gilham and Matt Heiman.

“Management Accounts” means the management accounts of the Company and the Subsidiary for the period from the Balance Sheet Date to 31 October 2008 true copies of which are annexed to the Disclosure Letter.

“Options” means collectively the rights of the Option Holders to subscribe for the number of shares in the Company set opposite their names in the second column of Part B of Schedule 2 pursuant in each case to an agreement dated the date set opposite his name in the third column of the same table.

“Option Holders” means those persons whose names and addresses appear in Part B of Schedule 2.

“Premises” means the land and premises particulars of which are set out in Schedule 11.

“Price” means the price to be paid for the Sale Shares as defined in clause 3.

“Purchaser’s Group” means the Purchaser and each of its Affiliates.

“Purchaser’s Solicitors” means Morrison & Foerster (UK) LLP of 7 th Floor, CityPoint, One Ropemaker Street, London, EC2Y 9AW.

“Relief” means any relief, allowance, exemption, set off or credit in respect of any Tax or any deduction in computing income, profits or gains for the purposes of any Tax or any other saving of Tax and any reference to the use or set off of Relief shall be construed accordingly and shall include use or set off in part.

“Restricted Business” has the meaning given in Schedule 6.

“Retention” means £1,000,000, being the amount to be retained from the Price.

“Retention Account” is the account set up and maintained in accordance with Schedule 10.

“RG” means Robert Gilham whose details are set in Part A of Schedule 2.

“Sale Shares” means the shares to be bought and sold pursuant to clause 2.1 being all the issued shares in the capital of the Company.

“Subsidiary” means Sceneworx Limited details of which are set out in Schedule 4.

“Tax” means all forms of taxation, duties, levies and imposts whether of the United Kingdom or any other jurisdiction including corporation tax, including instalment payments in respect thereof, advance corporation tax, the charges under s.419 Income and Corporation Taxes Act 1988 and s.725 and s.728 Income Tax Act 2007, income tax, capital gains tax, value added tax, duties of excise, customs and other import duties, inheritance tax, stamp duty, stamp duty reserve tax, stamp duty land tax, capital duties, national insurance contributions, landfill tax, insurance premium tax, climate change levy, aggregates levy, local authority council taxes, petroleum revenue tax, amounts payable for the surrender of group relief or advance corporation tax or refunds pursuant to s.102 Finance Act 1989, notional transfers of assets with s.171A Taxation of Chargeable Gains Act 1992 and any payment whatsoever which the Company or the Subsidiary may be or become bound to make to any person as a result of the operation of any enactment relating to any such taxes or duties and all penalties, fines, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to taxation.

“Tax Authority” means any authorised governmental regulatory or administrative body agency authority or official whether local, municipal, state, federal, provincial, national or supranational (whether of the United Kingdom or elsewhere) competent to impose, assess, collect, administer Tax or enforce any law in relation to Tax and without prejudice to the generality of the foregoing shall include HM Revenue & Customs and any reference to a particular Taxation Authority shall be construed so as to include any entity which is a successor to that Taxation Authority.

“Tax Deed” means the deed in Agreed Form relating to taxation, to be executed and delivered at Completion.

“Tax Warranties” means the warranties and representations set out in Schedule 8.

“Title Covenants” means in relation to each Vendor the same covenants in relation to the sale of the Sale Shares sold by the Vendor as are implied by Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 (the “Act”) where a disposition is made with full title guarantee except that s.6(2) of the Act shall be excluded and s.3(1) of the Act shall apply as if the words from and including “other than” to the end of the sub-section were deleted therefrom.

“Transaction Documents” means this Agreement, the Tax Deed and the Disclosure Letter.

“Vendors’ Representative” means the person appointed as the Vendors’ representative pursuant to clause 10.12.

“Vendor Tax” means any amount in respect of any payment for the income tax and national insurance contributions for which the Company has a liability to pay, or to collect at source and pay, to HM Revenue & Customs, and which arise on the payment of the Fee Amount.

“Vendor Warranties” means the warranties and representations set out in Part A of Schedule 7.

“Warranties” means the Vendor Warranties, the Business Warranties and the Tax Warranties (as the case may be).

“Warrantors” means each of Acacia Securities Limited, Conneticut Global Holdings Limited, Saya Financial Corporation, White Crescent Inc., and Robert Gilham, whose details are set out in Part A of Schedule 2.

“Warrantors’ Solicitors” means Lithgow Pepper & Eldridge of 84 Wimpole Street, London W1G 9SE.

2.	Construction of certain references

In this Agreement, where the context admits:

(A)	words and phrases the definitions of which are contained or referred to in Part XXVI Companies Act 1985 (to the extent that it remains in force at the Date of this Agreement) or in the Companies Act 2006 (to the extent that it has been brought into force at the date of this Agreement) shall have the meanings thereby respectively attributed to them;

(B)	every reference to a particular statutory provision or other Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the date of this Agreement;

(C)	where any statement is to the effect that the Warrantors are not aware of any matter or circumstance, or is a statement qualified by the expression “so far as the Warrantors are aware” or “to the best of the Warrantors’ knowledge and belief” or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry of the Directors, Damian Mulcock, Paul Davis, Andrew Dicks and Kully Dhaliwal and the same shall apply also in relation to such statements as to the awareness or knowledge of any other persons;

(D)	references to clauses and Schedules are references to clauses of and schedules to this Agreement, references to paragraphs are, unless otherwise stated, references to paragraphs of the schedule in which the reference appears, and references to exhibits are to documents in Agreed Form identified as such;

(E)	references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include each other such gender;

(F)	“person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(G)	“company” includes any body corporate;

(H)	references to the Vendors include a reference to each of them;

(I)	references to “indemnify” and “indemnifying” any person against any liability or circumstance include indemnifying him and keeping him harmless from all actions, claims, demands and proceedings from time to time made against that person and all losses, damages, payments, costs and expenses (including legal costs and expenses on a full indemnity basis) made, suffered or incurred by that person as a consequence of or which would not have arisen but for that liability or circumstance and where any payment made under any indemnity is subject to any Tax or cost or expense which would not have been incurred by the payee but for the payment, it shall be increased by such amount as is necessary to ensure that the payee receives the same net amount as it would have received had the payment not been so subject;

(J)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(K)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the word “including” shall be construed without limitation; and

(L)	every reference to “this Agreement” includes a reference to the schedules and exhibits and to all other documents referred to in this Agreement or entered into pursuant to this Agreement now or at any time in the future and also to this Agreement and all such other documents as they may at any time in the future be amended, replaced or supplemented; and

(M)	every reference to an English legal term for any action, remedy, method or judicial proceedings, legal document, legal status, court, official, or any other legal concept shall, in respect of any other jurisdiction than England be deemed to include the legal term which most nearly approximates in that jurisdiction to the English legal term.

3.	Liability

Unless otherwise specified, all warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person in this Agreement are given or entered into jointly and severally.

4.	Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

5.	Schedules

Each of the Schedules shall have effect as if set out herein.

SCHEDULE 2 : THE VENDORS AND OPTION HOLDERS

PART A: THE VENDORS

Schedule omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted schedule to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

PART B: OPTION HOLDERS

Schedule omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted schedule to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SCHEDULE 3 : THE COMPANY

Name:	Mobix Interactive Limited

Number:	04227369

Registered Office:	Unit 5, Chelsea Wharf
15 Lots Road
Chelsea
London SW10 0QJ

Authorised capital:	£750,000 divided into
75,000,000 Ordinary Shares
of £0.01 each

Issued capital:	£730,397.12 divided into
73,039,712 Ordinary Shares
of £0.01 each

Directors:	Robert Paul Gilham
Robert May
Damian Mulcock
Charles Nasser
Peter Read

Secretary:	Robert Paul Gilham

Accounting Reference Date:	31 October

Continuing Directors:	Damian Mulcock, Robert Paul Gilham

SCHEDULE 4 : THE SUBSIDIARY

PART A

Sceneworx Limited

PART B

Number:	05325648

Registered Office:	Unit 5, Chelsea Wharf
15 Lots Road
Chelsea
London SW10 0QJ

Authorised capital:	£100,000 divided into
10,000,000 Ordinary Shares
of £0.01 each

Issued capital:	£162.20 divided into
16,220 Ordinary Shares
of £0.01 each

Registered Shareholders:	Mobix Interactive Limited (16,220 Ordinary Shares)

Directors:	Robert Paul Gilham
Damian Mulcock

Secretary:	Robert Paul Gilham

Accounting Reference Date:	31 October

SCHEDULE 5 : COMPLETION OBLIGATIONS

1.	Vendors’ obligations

On Completion the Vendors shall:

1.1	(A)	deliver to the Purchaser:

(1)	transfers of the Sale Shares duly executed by the registered holders thereof in favour of the Purchaser or its nominees together with the relative share certificates or (where applicable) an indemnity in respect of lost share certificate in the Agreed Form;

(2)	such waivers or consents as the Purchaser may properly require having previously notified the Vendors of such a requirement at least 2 Business Days prior to Completion, to enable the Purchaser or its nominees to be registered as holders of the Sale Shares; and

(3)	executed voting powers of attorney from each Vendor in Agreed Form;

(B)	procure that the Directors (other than the Continuing Directors) and the secretary or secretaries of the Company and the Subsidiary shall retire from all their offices and employments with the Company and the Subsidiary, each delivering to the Purchaser a deed (in Agreed Form) made out in favour of the Company and the Subsidiary of which he is a Director or the Secretary acknowledging that he has no claim outstanding for compensation or otherwise and without any payment under the Employment Rights Act 1996;

(C)	deliver to the Purchaser as agent for the Company and the Subsidiary:

(1)	all the statutory and other books (duly written up to date) of the Company and the Subsidiary and their certificates of incorporation, any certificates of incorporation on change of name and common seal(s);

(2)	certificates in respect of all issued shares in the capital of the Subsidiary or an indemnity in respect of lost share certificates in the Agreed Form;

(3)	the title deeds to the Premises;

(D)	deliver or procure the delivery of a service agreement, in the Agreed Form, between DM and the Company, executed by DM;

(E)	deliver an executed Deed of Surrender in the Agreed Form executed by each Option Holder surrendering their respective entitlement to the Options together with evidence of any payments made to each Option Holder (in each case, after the deduction of any income tax and employer’s or employees national insurance contribution (if any) arising) in respect of such surrender;

(F)	deliver the Tax Deed duly executed by the Warrantors;

(G)	deliver an executed Deed of Capitalisation in the Agreed Form executed by each Lender together with copies of forms 88(2) and 403(a) filed with Companies House in respect of the capitalisation and the release of the Debenture;

(H)	procure board meetings of the Company and of the Subsidiary to be held at which:

(1)	there shall be passed a resolution to approve, in the case of the Company, the transfers of the Sale Shares; and (subject only to due stamping) to register in the register of members, each transferee as the holder of the shares concerned;

(2)	there shall be appointed as directors and/or secretary such persons as the Purchaser may nominate such appointments to take effect at the close of the meeting;

(3)	the resignations and acknowledgements of the directors and secretary referred to in paragraph 1(B) shall be tendered and accepted and each such acceptance to take effect at the close of the meeting;

(4)	all existing authorities to banks shall be revoked and new authorities shall be given to such banks and on such terms as the Purchaser may direct;

(5)	the situation of the registered office and (subject to the Companies Acts) the accounting reference date shall be changed as the Purchaser may direct;

(6)	Grant Thornton shall be appointed as new auditors of each of the Company and the Subsidiary; and

(7)	the service agreements, referred to in paragraph 1(E) shall be approved and entered into, and the Company resolves to deliver executed original service agreements to the employees mentioned in paragraph 1(E).

(I)	deliver to the Purchaser, certified as correct by the secretary of the relevant company, the minutes of each such board meeting; and

(J)	procure the discharge of all guarantees and like obligations given by the Company or the Subsidiary in respect of the obligations of any other person (and including the guarantees and obligations stipulated to be discharged at Completion in the Disclosure Letter), such discharge to be given in Agreed Form.

2.	Purchaser’s obligations

Subject to the performance by the Vendors of their obligations under paragraph 1 the Purchaser shall:

(A)	pay the sum of £2,000,000 (being the Price (less the Vendor Tax) before any subsequent adjustments required by clause 3 by telegraphic transfer of same day available funds to the account of the Warrantors’ Solicitors specified in clause 10.8;

(B)	pay the Retention in accordance with Schedule 10; and

(C)	pay the Vendor Tax to the Company on behalf of the Vendors and to procure that the Company shall within applicable time limits account for such Vendor Tax to HM Revenue & Customs.

SCHEDULE 6 : RESTRICTION OF THE WARRANTORS AND DM

1.	Restricted Business

In this Schedule 6, “Restricted Business” means the business of the provision of services to enable delivery of audio visual content to mobile phone network operators and, in addition, the provision of such content carried on within the United Kingdom and which directly or indirectly competes with the business of the Company or the Subsidiary carried on at the Completion Date.

2.	Undertakings

Each of the Warrantors and DM undertakes (for the benefit of the Purchaser, the Company, and the Subsidiary) that he will not and will procure that none of his Affiliates will:

(A)	for the period of 2 years after the Completion Date, either on his own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested (directly or indirectly and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise) in carrying on any Restricted Business, other than as a holder for investment purposes only (which shall exclude an interest conferring a management function or material influence) of any shares, debentures or other participation and a holding of not more than 10 per cent. of any class of shares or debentures (or not more than 5 per cent. in the case of DM and RG) shall be deemed to be for such purposes unless the contrary is shown; and

(B)	for the period of 2 years after the Completion Date, either on his own account or in conjunction with or on behalf of any other person, solicit or endeavour to entice away any person who at the Completion Date is (or who within a period of six months prior to the Completion Date has been) an officer, manager or employee of the Company or the Subsidiary and whether or not such person would commit a breach of contract by reason of leaving service or office; and

(C)	for the period of 2 years after the Completion Date, either on his own account or in conjunction with or on behalf of any other person, in connection with any Restricted Business, solicit the custom of or endeavour to entice away from the Company or the Subsidiary any person who at the Completion Date is (or who within a period of one year prior to the Completion Date has been) a client or customer of the Company or the Subsidiary and whether or not such person would commit a breach of contract by reason of transferring business; and

(D)	for the period of 2 years after the Completion Date, either on his own account or in conjunction with or on behalf of any other person, in connection with any Restricted Business, deal with any person who at the Completion Date is (or who within a period of one year prior to the Completion Date has been) a client or customer of the Company or the Subsidiary and whether or not such person would commit a breach of contract by reason of transferring business; and

(E)	for the period of 2 years after the Completion Date, either on his own account or in conjunction with or on behalf of any other person, in connection with any Restricted Business endeavour to entice away from the Company or the Subsidiary any person who at the Completion Date is (or who within a period of one year prior to the Completion Date has been) a supplier of the Company or the Subsidiary whether or not such person would commit a breach of contract by reason of transferring business; and

(F)	at any time after the date of this Agreement, directly or indirectly use or attempt to use in the course of any business on his own account or in conjunction with or on behalf of any person, firm or company, any valid trade or service mark, trade name, design or logo (whether registered or not and including the Listed Intellectual Property referred to in Schedule 7) used in the business of the Company or the Subsidiary or any other name, logo, trade or service mark or design which is or might be confusingly similar thereto.

3.	Warrantors and DM to procure compliance

Each of the Warrantors and DM undertakes to take in respect of themselves (as opposed to undertaking to ensure compliance by any other of them) all such steps as shall from time to time be necessary to ensure that no breach of paragraph 2 arises as a result of any action by any of its Affiliates, or any employee or agent of any Warrantor or of any such Affiliate.

4.	Separate undertakings

Each of the undertakings in each sub paragraph of paragraphs 2 and in paragraph 3 shall be construed as a separate and independent undertaking and if one or more of the undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

5.	Reasonableness

The Warrantors and DM agree that each of the restrictions and undertakings contained in paragraph 2 and paragraph 3 is reasonable and necessary for the protection of the Purchaser’s legitimate interests in the goodwill of the Company and the Subsidiary, but if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

6.	Void or unenforceable restrictions

Without prejudice to paragraph 5, if any restriction or undertaking is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same commercial effect as that which it replaces.

7.	Confidential information concerning the Company

Each of the Vendors shall not and each of them shall procure that none of its Affiliates or any officer, employee, agent or adviser of that Vendor or of any such Affiliate shall at any time after Completion make use of or divulge to any other person (other than to the Vendors’ professional advisers for any purposes of this Agreement or any matter arising out of it) any confidential information relating to the Company or the Subsidiary save only:

(A)	in so far as the same has become public knowledge otherwise than, directly or indirectly, through the breach by any Vendor of this paragraph 7 or the failure of any such Affiliate, officer, employee or professional adviser referred to above to keep the same confidential; or

(B)	to the extent required by Law or by any Authority having jurisdiction over them and whether or not the requirement has the force of Law.

SCHEDULE 7 : GENERAL WARRANTIES

1.	Interpretation

1.1	Definitions

In this Schedule, where the context admits:

“Authorisation” means any licence, consent, permit, approval, certificate, clearance or other authorisation or confirmation of compliance, whether public or private granted by any Authority or other person.

“Communications Systems” means all systems used by, for the benefit of or connection with the Company or the Subsidiary for the purposes of electrical, magnetic or electromagnetic signal transmission or conveyance (whether via fixed line, fixed wireless, mobile, satellite or other systems).

“Computer Systems” means all systems used by, or for the benefit of, the Company or a Subsidiary from time to time, including Hardware, Operating Software, Communications Systems, websites, domain names and cryptography, cryptographic keys and Data in any of the foregoing.

“Data” means any data or information used by, or for the benefit of, or in connection with the Company or the Subsidiary, and stored electronically from time to time.

“Hardware” means any computer hardware, equipment (including electronic equipment and discrete communications equipment) and computer peripherals used by, or for the benefit of, or in connection with, the Company or the Subsidiary (or, where so specified by, for the benefit of, or in connection with, any Third Party).

“Intellectual Property” means patents, trade marks, service marks, rights (registered or unregistered) in any designs; applications for any of the foregoing; trade or business names; copyright (including rights in computer software) and topography rights; know-how; secret formulae and processes; lists of suppliers and customers and other confidential and proprietary knowledge and information; internet domain names; rights protecting goodwill and reputation; database rights and all rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world and all rights under licences and consents in respect of any of the rights and forms of protection mentioned in this definition.

“Intellectual Property Agreements” means agreements or arrangements relating in any way whether wholly or partly to Intellectual Property.

“Listed Intellectual Property” means the intellectual property referred to in the list annexed to the Disclosure Letter.

“Listed Intellectual Property Agreements” means the Intellectual Property Agreements set out in the list annexed to the Disclosure Letter.

“Operating Software” means the software, applications, computer programs, instructions for execution by a computer processor and other such products, including the source code therein used by, or for the benefit of, or in connection with the Company or the Subsidiary or, where so specified, any Third Party.

“Software Product” means any Operating Software (and all associated documentation and materials) sold, resold or otherwise made available or distributed by the Company or the Subsidiary to any third party in the course of its business, including all source code relating to, and object code versions of the same.

“Third Party” means any person other than the Company and the Subsidiary.

1.2	Construction

In this Schedule where the context admits:

(A)	any question as to whether a person is connected with another shall be determined in accordance with s.993 and s.994 of the Income Tax Act 2007 (subject to the deletion of the words from “But” to “arrangements” in sub-section (4) of the said s.993) which shall apply in relation to this Schedule as it applies in relation to that act;

(B)	except where the context otherwise requires references to the “Company” shall include the Subsidiary; and

(C)	where, in this Schedule 7, a term is defined in and for the purposes of a particular paragraph, the relevant definition shall apply, where the context admits, for all other purposes of this Schedule.

Part A

2.	The Company and the Vendors

2.1	Capacity

Each of the Vendors has full power and authority to enter into and perform this Agreement, and may execute and deliver this Agreement and perform its obligations thereunder without requiring or obtaining the consent of any other person or Authority and this Agreement constitutes valid and binding obligations of the Vendors in accordance with its terms.

2.2	Ownership of Sale Shares

Each of the Vendors is the registered and sole beneficial owner of the number of Sale Shares set out against his name in Schedule 2 and has the right to transfer the entire legal and beneficial title to the same free from any Encumbrances. There is no dispute concerning the title of any Vendor to the Sale Shares or his ability to sell the same and no other person has claimed to have title to any of the Sale Shares or to be entitled to any interest therein. No Vendor is engaged in any litigation, arbitration or other proceedings in any way relating to his title to the Sale Shares to be sold by him, and the Company has not received any application for the rectification of its register of members. There are no circumstances likely to give rise to any of the matters referred to in this paragraph 2.2.

2.3	Liabilities owing to or by Vendors

There is not outstanding and the Company has not claimed any deduction in respect of any accrued interest in respect of any indebtedness or other liability (actual or contingent) owing by the Company to any Vendor or to any Director or any person connected with any of them, nor is there any indebtedness owing to the Company by any such person.

3.	The Vendors’ solvency

3.1	Winding-up

No order has been made, petition presented or resolution passed for the winding up of any of the Vendors and no meeting has been convened for the purpose of winding up any of the Vendors. No petition has been presented or order made for the bankruptcy of any of the Vendors.

3.2	Administration and receivership

No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the assets of any of the Vendors.

3.3	Compositions

None of the Vendors has made or proposed any arrangement or composition with its or his creditors or any class of its or his creditors.

3.4	Insolvency

None of the Vendors is insolvent, or unable to pay its or his debts within the meaning of the insolvency legislation applicable to the Vendors and none of the Vendors has stopped paying its or his debts as they fall due.

Part B

4.	The Company’s Constitution

4.1	Share Capital

The Sale Shares comprise the whole of the issued and allotted share capital of the Company, all of such shares being fully paid or credited as fully paid and Schedule 4 contains true particulars of the authorised and issued share capital of the Subsidiary and all the shares there shown as issued are in issue fully paid or credited as fully paid and are beneficially owned and registered as set out therein and free from any Encumbrances. There is no dispute concerning the title to any such shares and no other person has claimed to have title to the same or to be entitled to any interest therein and there is no litigation, arbitration or other proceedings in any way relating to the title to such shares and the Subsidiary has not received any application for the rectification of its register of members. There are no circumstances likely to give rise to any such dispute, proceedings or application.

4.2	Options etc.

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption).

4.3	Memorandum and Articles

The copy of the memorandum and articles of association of the Company annexed to the Disclosure Letter is true and complete and has embodied therein or annexed to it a copy of every resolution or agreement as is required by law to be embodied in or annexed to it, and sets out completely the rights and restrictions attaching to each class of authorised share capital of the Company.

4.4	Indemnities

Neither the Company nor the Subsidiary is under any obligation to indemnify any director or other officer or employee of the Company or the Subsidiary in respect of any liability which would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company or the Subsidiary.

5.	The Company and its investments

5.1	Particulars of the Company and the Subsidiary

The particulars of the Company and the Subsidiary set out in Schedule 3 and Schedule 4 are true and complete and the Company has no other subsidiaries.

5.2	Investments, associations and branches

The Company:

(A)	is not the holder or beneficial owner of, and has not agreed to acquire, any share or other capital of any other company or corporation (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiary;

(B)	is not, and has not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association, body or undertaking in which it is to participate with any other in any business or investment; and

(C)	has no branch, agency or place of business outside England and no permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this Agreement) outside the United Kingdom.

5.3	Competing interests

None of the Warrantors nor any person connected with any of them nor, so far as the Warrantors are aware, any of the Vendors has any interest, direct or indirect, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business or any presently proposed business of the Company.

6.	The Company and the law

6.1	Compliance with Laws

The Company has conducted its business in all material respects in accordance with all Laws applicable in the United Kingdom and each other jurisdiction in which it has an establishment or conducts any business and there is no order, decree or judgment of any Authority outstanding against the Company or any person for whose acts the Company is vicariously liable which may have a material adverse effect upon the assets or business of the Company.

6.2	Authorisations

(A)	All Authorisations necessary under any Law for utilising any of the assets of the Company or carrying on effectively any aspect of its business in the places and in the manner in which such business is now carried on have been obtained by the Company and all of them are in full force and effect and none of them is limited in duration or subject to any unusually onerous conditions.

(B)	All reports, returns and information required by any Law or as a condition of any Authorisations to be made or given to any person or Authority in connection with the Company’s business have been made or given to the appropriate person or Authority.

(C)	The utilisation of any of the assets of the Company or the carrying on of any aspect of the Company’s business or any business now being carried on at any of the Premises is not in breach of any of the terms and conditions of any Authorisation and so far as the Warrantors are aware there is no circumstance which indicates that any Authorisation is likely to be suspended, cancelled or revoked or that any of them will expire within a period of one year from the date of this Agreement.

(D)	At and immediately after Completion there will be no restriction on the right of the Company to carry on its business which does not now apply to the Company.

6.3	Breach of the Law

Neither the Company, nor so far as the Warrantors are aware, any of its officers, agents or employees (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is in contravention of any Law and no notice or communication has been received with respect to any alleged, actual or potential breach of or failure to comply with, any Law.

6.4	Litigation

(A)	Neither the Company nor any of its past or present officers or agents nor any of its past or present employees is engaged in or the subject of any litigation or arbitration or administrative or criminal proceedings which relate to or otherwise involve the Company or the Subsidiary, whether as claimant, plaintiff, defendant or otherwise, or any investigation or enquiry by any Authority.

(B)	No litigation or arbitration or administrative or criminal proceedings or investigation or enquiry are pending or threatened or expected by or against the Company or any such officer, agent or employee; and so far as the Warrantors are aware there are no facts or circumstances likely to give rise to the same.

(C)	Neither the Company nor any of its officers or employees has been a party to any undertaking or assurance relating to or otherwise concerning the Company or the Subsidiary, given to any Authority or the subject of any injunction or other similar court order which is still in force.

6.5	Cartels etc

(A)	The Company is not and never has been, a party to any agreement, arrangement or understanding regulating or restricting, or purporting to regulate or restrict, the prices to be paid or charged for goods or services, or the persons from whom the Company is or is not to obtain, or to whom it is or is not to supply goods or services, or for market sharing, or relating to the submission or non-submission of tenders, or for the supply or exchange of information concerning dealings with customers or suppliers.

(B)	No present or past officer, agent or employee of the Company has committed an offence under s.188 Enterprise Act 2002, and no such person is, to the best of the Warrantors’ knowledge and belief, or has been, the subject of an investigation or a disqualification order or has offered or given an undertaking under ss.9A, 9B or 9C Company Directors Disqualification Act 1986, and no notice or communication has been received with respect to any alleged, actual or potential commission by any such persons of such an offence or in relation to any such investigation, order or undertaking whether pending or threatened, or with respect to any complaint or enquiry which might result in any such investigation, order or undertaking and to the best of the Warrantors’ knowledge and belief there are no facts likely to give rise to any such matters.

6.6	Inducements

So far as the Warrantors are aware no officer, agent or employee of the Company has paid or accepted any unlawful bribe or inducement (monetary or otherwise) or used any of the Company’s assets unlawfully to obtain an advantage for himself or any other person.

6.7	Fraud etc

So far as the Warrantors are aware, no officer, agent or employee of the Company has committed or purported to commit the Company to any contract, commitment, engagement, arrangement or obligation of any kind which is not in accordance with the authority given to such officer, agent or employee by the directors of the Company or any officer or executive of the Company responsible for conferring such authority and no officer, agent or employee of the Company or any of its customers or suppliers or any other person has committed any fraud upon the Company or has misappropriated any of its property or assets or falsified any of its records.

7.	The Company’s solvency

7.1	Winding-up

No order has been made, petition presented or resolution passed for the winding up of the Company and no meeting has been convened for the purpose of winding up the Company. The Company has not been a party to any transaction which could be avoided in a winding up.

7.2	Administration and receivership

No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the Company’s assets.

7.3	Compositions

The Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

7.4	Insolvency

The Company is not insolvent, or unable to pay its debts within the meaning of the insolvency legislation applicable to the Company and the Company has not stopped paying its debts as they fall due.

7.5	Unsatisfied judgments

No distress, execution or other process has been levied against the Company or action taken to repossess goods in the Company’s possession. No unsatisfied judgment is outstanding against the Company.

7.6	Floating charges

No floating charge created by the Company has crystallised and, so far as the Warrantors are aware, there are no circumstances likely to cause such a floating charge to crystallise.

7.7	Analogous events

No event analogous to any of the foregoing has occurred in or outside England.

8.	The Company’s accounts and records

8.1	Books and records

All accounts, books, ledgers, financial and other records of whatsoever kind (“Records”) of the Company:

(A)	have been fully, properly and accurately maintained on a consistent basis are up to date and in the possession and control of the Company and contain true, complete and accurate records in all material respects of all matters required by Law to be entered therein;

(B)	do not contain or reflect any material inaccuracies or discrepancies; and

(C)	give and reflect a true and fair view of the financial, contractual and trading position of the Company and of its fixed and current assets and liabilities (actual and contingent) debtors and creditors (as appropriate) and all other matters which ought or would normally be expected to appear therein and no notice or allegation that any of the records is incorrect or should be rectified has been received.

8.2	Accounts

The Accounts:

(A)	were prepared in accordance with the requirements of all relevant Laws and accounting practices generally accepted in the United Kingdom as at the date to which they were prepared (including, without limitation, all applicable Statements of Standard Accounting Practice and Financial Reporting Standards published by the Accounting Standards Board (or the Accounting Standards Committee and not superseded), all applicable Statements of Recommended Practice published by bodies recognised by the Accounting Standards Board, all abstracts published by the Urgent Issues Task Force and all rulings of the Financial Reporting Review Panel;

(B)	show a true and fair view of the assets and liabilities of the Company as at, and the profits or losses of the Company for the accounting reference period ended on, the Balance Sheet Date;

(C)	are not affected by any unusual or non-recurring items; and

(D)	apply bases, methods, procedures and policies of accounting which have been consistently applied in the financial statements of the Company for the three accounting reference periods ending on the Balance Sheet Date.

8.3	Results

The profits or losses of the Company for the three years ended on the Balance Sheet Date as shown by the Accounts and the accounts for such previous years and the trend of profits or losses thereby shown have not (save as fairly disclosed in such accounts)

been affected by the inclusion of non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits or losses for all or any of those periods exceptionally high or low.

8.4	Provision for liabilities

Reasonable and appropriate provision has been made in the Accounts for all actual liabilities of the Company outstanding at the Balance Sheet Date and proper provision (or note) in accordance with generally accepted accounting practices in the United Kingdom in force at the date to which they were prepared has been made therein for all other liabilities of the Company then outstanding whether contingent, quantified, disputed or not including the reasonable provision in respect of the cost of any work or material for which payment has been received or credit taken, any future loss which may arise in connection with uncompleted contracts and any claims against the Company in respect of completed contracts.

8.5	Valuation of stock and work in progress

For the purposes of the Accounts all stock in trade or inventory was valued at the lower of cost and net realisable value and amounts recoverable on contracts and all work in progress was valued on a basis excluding profit, including proper provision for losses which are or could reasonably be anticipated.

8.6	Management Accounts

The Management Accounts have been carefully prepared in accordance with accounting policies consistent with those used in preparing the Accounts and on a basis in all material respects consistent with the management accounts prepared in the preceding year. The cumulative profits or losses, assets and liabilities of the Company stated in the Management Accounts have not been materially mis-stated and are not materially inaccurate and no material items have been omitted therefrom and the Warrantors do not consider the Management Accounts misleading.

8.7	Returns

The Company has complied with the provisions of the Companies Acts and all returns, particulars, resolutions and other documents required under any Law to be delivered on behalf of the Company to the Registrar of Companies or to any other Authority have been properly made and delivered. All such documents which have been so delivered, whether or not required by any Law, were true and accurate when so delivered and the Company has not received notification of the levy of any fine or penalty for non-compliance by the Company or any director of the Company.

9.	The Company’s business and the effect of the sale

9.1	Business since the Balance Sheet Date

Since the Balance Sheet Date:

(A)	the Company has carried on its business in the ordinary and usual course so as to maintain it as a going concern and without any interruption or alteration in the nature, scope or manner of its business;

(B)	there has been no material deterioration in the financial or trading position, profitability, prospects or turnover of the Company as compared to the position shown by the Accounts and so far as the Warrantors are aware there are no factors likely to lead to any such deterioration;

(C)	there has been no significant event or occurrence (including the loss of any significant customer or supplier) which has had or may, so far as the Warrantors are aware, following Completion have a material adverse effect on the Company’s business or its value, profitability or prospects;

(D)	with the exception of the loan, details of which are set out in the Disclosure Letter, the Company has not borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise);

(E)	the Company has paid its creditors in accordance with their respective credit terms or (if not) within the time periods usually applicable to such creditors and save as disclosed in the Disclosure Letter there are no debts outstanding by the Company which have been due for more than four weeks;

(F)	there has been no unusual increase or decrease in the Company’s stock in trade;

(G)	the Company has not entered into, or agreed to enter into, any capital commitments in excess of £10,000;

(H)	no share or loan capital has been issued or agreed to be issued by the Company;

(I)	no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or share capital of the Company has been repaid in whole or part or has become liable to be repaid in whole or part;

(J)	the Company has not done or omitted to do anything which might prejudicially affect its goodwill; and

(K)	no substantial customer or supplier of the Company has:

(1)	ceased or reduced the level of its trade with or supplies to the Company or indicated an intention to do any of the foregoing; or

(2)	changed or indicated an intention to change the terms on which it is prepared to trade with or supply to the Company; and

(L)	the Company has not, other than in the ordinary and usual course of its business, acquired or disposed any material asset or assumed or incurred any material liability or agreed to do any of such things;

(M)	there has been no material change in the assets and liabilities shown in the Accounts;

(N)	the Company has not offered price reductions or discounts or allowances on sales of goods or services or provided them at less than cost to an extent which may materially affect its profitability;

(O)	there has been no material change in the time or manner of the issue of invoices or the collection of debts;

(P)	no management charge has been levied against the Company;

(Q)	no resolution of the members of the Company has been passed; and

(R)	no change in the accounting reference period of the Company has been made.

9.2	Working capital

Having regard to existing bank and other facilities, the Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the foreseeable future and for the purposes of performing in accordance with their respective terms all orders, projects and contractual obligations which have been placed with, or undertaken by, the Company.

9.3	Commission

Except as set out in the Disclosure Letter no one is entitled to receive from the Company any finder’s fee, brokerage, or other commission in connection with this Agreement or the sale and purchase of shares in the Company.

9.4	Consequence of share acquisition by the Purchaser

The acquisition of the Sale Shares by the Purchaser and compliance with the terms of this Agreement will not:

(A)	cause the Company to lose the benefit of any Authorisation or any right or privilege it presently enjoys or relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any contractual right or benefit now enjoyed by the Company or to exercise any right whether under an agreement with the Company or otherwise;

(B)	result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity;

(C)	give rise to or cause to become exercisable any right of pre-emption;

(D)	result in a breach of, or constitute a default under any provision of the memorandum or articles of association of the Company;

(E)	result in a breach of, or constitute a default under any order, judgement, decree or decision of any Authority by which the Company is bound or subject; and

(F)	result in a material breach of, or constitute a material default under the terms, conditions or provisions of any agreement, understanding, arrangement or instrument (including, but not limited to, any of the Company’s contracts), and, to the best of the knowledge and belief of the Warrantors, the Company’s relationships with clients, customers, suppliers and employees will not be adversely affected thereby and the Warrantors are not aware of any circumstances (whether or not connected with the Purchaser or the sale of the Sale Shares) indicating that, nor have they been informed or are otherwise aware that any person who now has business dealings with the Company would or might cease to do so from Completion.

9.5	Grants

The Company has not applied for or received any grant or other financial assistance from any Authority.

9.6	Insurances

(A)	Full particulars of all the insurance and indemnity policies (including the limit and basis of cover under each policy and the amount of the applicable excess) in which the Company has an interest including any active historic policies which provide cover on a losses occurring basis (the “Company’s Insurances”) are given in the Disclosure Letter together with copies of all such policies.

(B)	All the Company’s Insurances are in full force and effect and will be maintained in full force without alteration pending Completion and all premiums have been paid within acceptable time limits prescribed by such insurers. To the best of the Warrantors’ knowledge and belief there are no circumstances which might lead to any liability under any of the Company’s Insurances being avoided by the insurers or the premiums being increased. The Company’s Insurances contain no special or unusual terms, restrictions or rates of premium. There is no claim outstanding under any of the Company’s Insurances nor are the Warrantors aware of any circumstances likely to give rise to a claim or of any circumstances which might cause any of the insurers to refuse to renew them.

(C)	The Company has never been refused any insurance or had any insurance cancelled and no current insurer has disputed or given any indication that they intend to dispute the validity of any of the Company’s Insurances on any ground.

(D)	In the five years preceding the date of this Agreement all claims made by the Company under its insurance policies have been settled in full by the relevant insurers.

9.7	Trading name

The Company does not trade under any name other than its corporate name.

9.8	Trade associations

Full particulars of all trade or business associations of which the Company is a member are set out in the Disclosure Letter, and the Company is now and has been at all material times in compliance in all material respects with the regulations, codes of conduct and guidelines laid down by any such trade or business association.

9.9	Terms of business

True and complete copies of the standard terms upon which the Company carries on business or provides goods or services to any person are annexed to the Disclosure Letter and the Company does not provide and has not provided any goods or services to any person on terms which differ from its standard terms as so annexed.

10.	The Company’s assets

10.1	Assets and charges

(A)	Except for current assets disposed of by the Company in the ordinary course of its business, the Company is the owner legally and beneficially of and has good marketable title to all assets included in the Accounts and all assets which have been acquired by the Company since the Balance Sheet Date and no Encumbrance is outstanding nor is there any agreement or commitment to give or create or allow any Encumbrance over or in respect of the whole or any part of the Company’s assets, undertaking, goodwill or uncalled capital and no claim has been made by any person that he is entitled to any such Encumbrance.

(B)	Since the Balance Sheet Date, save for disposals in the ordinary course of its business, the assets of the Company have been in the possession of, or under the control of, the Company.

(C)	No asset is shared by the Company with any Third Party. The Company does not require or depend for the continuation of its business or for the continuation of the method or manner or scope of operation of its business in the same way or manner or on the same basis as heretofore upon any assets, premises facilities or services of any Third Party.

(D)	No charge in favour of the Company is void or voidable for want of registration.

10.2	Debts/trade receivables

All debts owed to the Company as recorded in the Company’s books and records are good and collectable in the ordinary course of business and, so far as the Warrantors are aware, will realise their full face value within three months after Completion. The rights of the Company in respect of such debts are valid and enforceable and are not subject to any defence, right of set-off or counter-claim, withholding or other deduction and no act has been done or omission permitted whereby any of them has ceased or might cease to be valid and enforceable in whole or in part. No amount included in the Accounts as owing to the Company at the Balance Sheet Date has been released for an amount less than the value at which it was included in the Accounts or is now regarded by the Warrantors as irrecoverable in whole or in part. The Company has not factored or discounted any of its debts or other receivables or agreed to do so.

10.3	Fixed assets

All fixed assets of the Company including all fixed and movable plant and machinery, vehicles, Computer Systems and other equipment used in, or in connection with, the business of the Company whether owned or not:

(A)	are in good repair and condition (taking into account their age and level of use), are in satisfactory working order bearing in mind the use to which they are placed and have been serviced and maintained to a reasonable extent bearing in mind their use and none is inefficient, obsolete or in need of renewal or replacement;

(B)	are not unsafe, dangerous or in such a physical condition as to contravene the terms of any contract (express or implied) between the Company and any of its employees, customers or any other person, or otherwise contravene or infringe any Law applicable to the Company or any obligation to which it is subject or breach any duty of care which it owes;

(C)	are capable, and will (subject to fair wear and tear) be capable, over the period of time during which they will be written down to a nil or residual scrap value in the accounts of the Company, of doing the work for which they are presently being used;

(D)	are not surplus to the Company’s current or proposed requirements and together comprise all the assets required to enable the Company to carry on its business in the ordinary course without assistance from any Third Party;

(E)	to the extent that they are assets which it is normal to have maintained or are required to be maintained under a leasing or similar finance agreement they are covered by maintenance contracts with independent third parties (not being any of the Vendors or any persons connected with any of them) and all such maintenance contracts are in full force and effect and none of them is terminable in consequence of the execution or completion of this Agreement; and

(F)	are included on the asset register kept by the Company which comprises a complete and accurate record of the assets owned or used by the Company, a copy of which is annexed to the Disclosure Letter.

10.4	Intellectual Property Rights

(A)	The Listed Intellectual Property is all of the registered Intellectual Property (and any applications for any such right) and all material unregistered Intellectual Property owned by the Company.

(B)	The Company is the sole legal and beneficial owner free from Encumbrances of the Listed Intellectual Property and (where such property is capable of registration) the registered proprietor thereof and owns no other Intellectual Property.

(C)	Save as described expressly in the Listed Intellectual Property Agreements no Third Party has been authorised to make any use whatsoever of any Intellectual Property owned by the Company.

(D)	Save as described in the Listed Intellectual Property Agreements all the Intellectual Property used by the Company is owned by it and it does not use any Intellectual Property in respect of which any Third Party has any right, title or interest.

(E)	All the Intellectual Property (and all rights relating to it) owned or used by the Company are valid and enforceable and nothing has been done, omitted or permitted whereby any such Intellectual Property has ceased or to the best of the Warrantors’ knowledge and belief might cease to be valid and enforceable.

(F)	The Warrantors have not received notice that any of the processes, services or products of the Company infringe any Intellectual Property or any right of any Third Party relating to Intellectual Property or involves the unlicensed use of confidential information disclosed to the Company by any Third Party in circumstances which might entitle that Third Party to make a claim against the Company and the Warrantors have no knowledge of such infringement. No Third Party (including any employee or contractor) has made any claim of ownership in respect of any of the Intellectual Property owned or used by the Company and the Warrantors are not aware of any matter or fact which might give rise to any such claim.

(G)	None of the Listed Intellectual Property is being used, claimed, applied for, opposed or attacked by any Third Party or Authority.

(H)	The Warrantors are not aware of any infringement of the Listed Intellectual Property or of any rights relating to it by any Third Party.

(I)	There are no outstanding claims against the Company for infringement of any Intellectual Property or of any rights relating to it used (or which has been used) by the Company and during the last three years no such claims have been settled. The Company has not received any actual or threatened claim that any of the Listed Intellectual Property is invalid nor is the Company aware of any reason why any patents should be amended.

(J)	The Company uses all reasonable endeavours to keep confidential information and know-how used by the Company strictly confidential and the Company operates and complies with procedures which maintain such confidentiality. The Warrantors are not aware of any such confidentiality having been breached. The Company has not disclosed (except in the ordinary course of its business) any of its know-how, trade secrets or lists of customers to any other person.

(K)	All application and renewal fees, costs, charges, taxes and other steps required for the maintenance or protection of the Listed Intellectual Property have been duly paid on time or taken and there are no outstanding patent office or trade marks or designs registry deadlines which expire within three months after Completion.

(L)	The Listed Intellectual Property Agreements are all the agreements relating to Intellectual Property to which the Company is a party and each of them is valid and binding and the Company is not in breach of any material provisions of any such agreement.

(M)	If required to do so, the Company is registered as a data controller under the Data Protection Act 1998, in respect of the business carried on by the Company and has complied with the data protection principles set out in such Act.

(N)	All current advertising, marketing and sales promotions by the Company comply with all applicable codes of practice and self-regulatory schemes. The Company has not been disciplined under any scheme or code in respect of any such advertising, marketing or sales promotion and no complaint has been made against it in respect thereof and to the best of the Warrantors’ knowledge and belief there are no outstanding complaints or disciplinary proceedings against the Company in respect thereof.

(O)	All persons retained or employed by the Company who, in the course of their work for the Company will or might reasonably be expected to bring into existence Intellectual Property or things protected by Intellectual Property are, so far as is reasonably practicable, individually bound by agreements with the Company whereby all Intellectual Property which such persons may bring into existence during their work for the Company vests in the Company and all such agreements contain terms which, so far as is reasonably practicable, prevent such persons disclosing any confidential information about the Company and its business.

(P)	None of the Intellectual Property owned or used by the Company is subject to compulsory licensing or the granting of any licences of right nor, so far as the Company is aware, will it become so by operation of Law.

(Q)	The Company does not use on its letterhead, brochures, sales literature or vehicles, nor does it otherwise carry on its business under, any name other than its corporate name.

(R)	None of the Intellectual Property owned or used by the Company will be lost, or rendered liable to any right of termination or cessation by virtue of the execution or completion of this Agreement.

10.5	Information Technology

(A)	The Company or the Subsidiary is entitled to use and, where necessary, to grant sub-licences to third parties to use the Operating Software by virtue of its ownership of all rights therein or pursuant to licences granted to the Company or the relevant Subsidiary by the owner or licensee of all rights to such Operating Software copies of which are annexed to the Disclosure Letter. All royalties and other payments due under each such licence have been paid when due and there has been no act or default by the Company or the Subsidiary or any sub-licensees of such Operating Software granted by the Company or the relevant Subsidiary or any Third Party which may in any way result in any of such licences being terminated. None of such licences will become terminable as a result of the execution or completion of this Agreement.

(B)	The Computer Systems have been satisfactorily maintained and supported and the Company or the Subsidiary has the benefit of appropriate maintenance and support agreements in respect of the Computer Systems with an independent contractor (not being any of the Vendors or other persons connected with any of them) which are all valid and subsisting and not terminable by the contractor by less than twelve months’ notice, and none of them will become terminable as a result of the execution or completion of this Agreement.

(C)	The Computer Systems will have adequate capability and capacity for all the processing and other functions required by the Company and the Subsidiary immediately following Completion and for the requirements of the Company and the Subsidiary projected by the management of the Company prior to Completion for at least twelve months following Completion.

(D)	The Company has an appropriate disaster recovery contract with a reputable independent service provider (not being any of the Vendors or any other person connected with any of them) which will enable the Computer Systems and the Data to be replaced and substituted without material disruption to the business of the Company and the Subsidiary. Such contract is valid and subsisting and not terminable by the contractor on less than twelve months’ notice and will not be terminable as a result of the execution or completion of this Agreement.

(E)	If any person providing maintenance or support services for the Computer Systems fails to do so, the Company or the relevant Subsidiary has all necessary rights and information to procure the carrying out of such services by its employees or by another person (not including any of the Vendors or a person under contract with or connected with any Vendor) without any undue expense or delay.

(F)	The employees of the Company and the Subsidiary include a sufficient number of technically competent and trained persons to ensure reasonably appropriate handling, operation and monitoring of the Computer Systems.

(G)	The Company and the Subsidiary has adequate procedures to ensure internal and external security of the Computer Systems, including procedures to prevent unauthorised access, the introduction of viruses, and for taking and storing on-site and off-site back up copies of the Operating Software and the Data. The Warrantors have no knowledge of any viral infection of the Computer Systems.

(H)	Where any of the records of the Company and the Subsidiary are stored electronically, the Company or the relevant Subsidiary is the owner of all Hardware and the owner or valid licensee of the rights to all Operating Software necessary to enable it to keep, copy and maintain and use such records in the course of its business and all such licences are valid and subsisting and are not terminable by less than twelve months’ notice or as a result of the execution or completion of this Agreement. Neither the Company nor the Subsidiary shares any Hardware or Software relating to any such records with any Third Party and no Third Party now enjoys or will after Completion enjoy any right to copy or hold any such records.

(I)	The Company and the Subsidiary have all rights necessary (including rights over the source code) in respect of the Operating Software and the Software Products to enable it to modify or procure the modification of the Operating Software and the Software Products without any undue expense or delay. Such rights are valid and subsisting and are not capable of termination by less than twelve months’ notice or as a result of the execution and completion of this Agreement.

(J)	The Company or the Subsidiary owns, and is in possession or control of, original copies of all the manuals, guides, instruction books and technical documents (including any corrections or updates) required to operate the Computer Systems effectively.

(K)	During the two years preceding the date of this Agreement the businesses of the Company and the Subsidiary have not been unduly interrupted or hindered in their operation by defects in or failures of the Hardware or the Operating Software and to the best of the Warrantors’ knowledge and belief there are no current defects therein.

(L)	The Hardware is the absolute property of the Company or a Subsidiary, free from Encumbrances.

(M)	Upon the Purchaser completing the purchase of the Sale Shares in accordance with the terms of this Agreement the Purchaser will, through its ownership of the Sale Shares, have exclusive control over the Computer Systems and will be able to secure their continued operation without any impairment, interruption or loss of any of the functions which the Computer Systems are able to perform at the date of this Agreement and without any reliance on any of the Vendors or any persons connected with any of the Vendors or on any other Third Party.

(N)	The Company has not granted to any Third Party any rights to or Encumbrances over the source code relating to any of the Software Products and after Completion the Company and the Subsidiary will be able to continue to manufacture, distribute, licence, sub-licence and sell the Software Products in the same manner as those activities are carried on at the date of this Agreement without reliance on any of the Vendors or any persons connected with any of the Vendors or on any other Third Party.

(O)	The Company or the Subsidiary owns all necessary Intellectual Property and other rights to, or has validly and effectively obtained the rights to licence and to use, copy, modify and distribute each Software Product, and all programming documentation and materials contained therein, as those activities are carried on at the date of this Agreement and such activities may be carried on in the same manner following Completion without infringing any rights of any Third Party.

(P)	The Company Software Product does not include any Publicly Available Software and the Company has not used Publicly Available Software in whole or in part in the development of any part of the Company Software Product in a manner that may subject the Company Software Product in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Service License.

11.	Premises

11.1	Title to Premises

(A)	The particulars of the Premises shown in Schedule 11 are true and correct. Except as shown the Company has no other estate or interest in or over land or premises and does not occupy any other land or premises and has not entered into any agreement to acquire or dispose of any land or premises or any estate or interest therein which has not been completed.

(B)	The owner of each of the Premises shown in Schedule 11 is solely legally and beneficially entitled to and has good and marketable title to and exclusive occupation of such Premises.

(C)	Each of the Premises is held free from any Encumbrance, lease, sub-lease, tenancy, licence or right of occupation, rent charge, exception, reservation, right, easement, quasi-easement or privilege (or agreement for any of the same) in favour of a third party.

(D)	The leases, sub-leases, tenancies, licences or agreements for any of the same under which each of the Premises which is not freehold is held are valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

(E)	To the best of the Warrantors’ knowledge and belief there are appurtenant to each of the Premises all rights and easements necessary for its current use and enjoyment (without restriction as to time or otherwise) and the access, mains water, sewerage, electricity, gas and telecommunications services for each Premises and such other services as are necessary for its current use are provided over or under roads adopted by the local authority and maintained at public expense.

(F)	The Company has not entered into positive covenants or personal obligations (whether in a conveyance, transfer or assignment to it or otherwise) neither does it have any personal rights under which it has any subsisting liability (whether actual or contingent).

(G)	No Third Party is in adverse possession of the whole or any part of any of the Premises.

11.2	Matters affecting Premises

(A)	None of the Premises or any part thereof is affected by any of the following matters or is to the knowledge of the Warrantors likely to become so affected:

(1)	any outstanding dispute, notice or complaint or any exception, reservation, right, covenant, restriction or condition which is of an unusual nature or which affects or might in the future affect the use of any of the Premises for the purpose for which it is now used (the “current use”);

(2)	any notice, order, demand, requirement or proposal of which the owner has notice or of which the Warrantors are aware made or issued by or on behalf of any Authority for the acquisition, clearance, demolition or closing, the carrying out of any work upon any building, the modification of any planning permission, the discontinuance of any use or the imposition of any building or improvement line, the alteration of any road or footpath or which otherwise affects any of the Premises or their current use or value;

(3)	any compensation received as a result of any refusal of any application for planning permission or the imposition of any restrictions in relation to any planning permission;

(4)	any commutation or agreement for the commutation of rent or payment of rent in advance of the due dates of payment thereof;

(5)	any outstanding claim or liability (contingent or otherwise) whether under the Planning Acts (as that expression is defined in the Town and Country Planning Act 1990) or otherwise;

(6)	any outgoings except uniform business rates and water rates; or

(7)	the requirement of consent from any third party to the charging of the Premises or any of them.

(B)	Each of the Premises is in a good state of repair and condition and fit for its current use and to the best of the Warrantors’ knowledge and belief no deleterious material (including high alumina cement, woodwool, calcium chloride, sea dredged aggregates or asbestos material) was used in the construction, alteration or repair thereof or of any of them and there are no development works, redevelopment works or fitting out works outstanding in respect of any of the Premises.

(C)	All restrictions, conditions and covenants (including any imposed by or pursuant to any lease, sub-lease, tenancy or agreement for any of the same and whether the Company is the landlord or tenant thereunder and any arising in relation to any superior title) affecting any of the Premises have in all material respects been observed and performed and no notice of any breach of any of the same has been received nor are the Warrantors’ aware of any matter which would mean that such a notice is likely to be received.

(D)	The current use of the Premises and all machinery and equipment therein and the conduct of any business therein complies in all material respects with all relevant Laws including the Factories Act 1961, the Offices Shops and Railway Premises Act 1963, the Fire Precautions Act 1971 the Betting, Gaming and Lotteries Act 1963 and all necessary Authorisations required for such current use and the carrying on of such business under any Law have been obtained.

(E)	There are no restrictive covenants or provisions, legislation or orders, charges, restrictions, agreements, conditions or other matters which preclude or limit the current use of any of the Premises and the current use is the permitted user under the provisions of the Planning Acts (including s.52 Town and Country Planning Act 1971, s.106 Town and Country Planning Act 1990 and s.278 Highways Act 1980) and is in accordance with the requirements of the Local Authorities and all restrictions, conditions and covenants imposed by or pursuant to the Planning Acts have been observed and performed and no agreements have been entered into with any Authority in respect of any of the Premises whether pursuant to the Planning Acts or otherwise.

(F)	To the best of the Warrantors’ knowledge and belief all necessary planning permissions, listed building consents, bye-law consents, building regulation consents and other Authorisations (whether or not required by Law) for the construction, extension and alteration of the Premises have been obtained and complied with, and none of those Authorisations has been given on a temporary or personal basis and neither does any of them require the removal at any time of the works so authorised.

(G)	Any necessary or appropriate action to protect the interests of the Company has been taken under the Landlord and Tenant Act 1954 and in relation to rent review provisions of each lease, sub-lease, tenancy or agreement for any of the same in respect of which the Company is the landlord or the tenant and all appropriate time limits in respect thereof have been complied with and no rent reviews are outstanding at the date of this Agreement or exercisable prior to Completion.

(H)	Where the interest of the Company in any of the Premises is leasehold, there is no right for the landlord to determine the lease except in the event of non-payment of rent or other breach of covenant by the tenant.

(I)	All replies by or on behalf of the Vendors or the Company to enquiries relating to any of the Premises made by or on behalf of the Purchaser were when given and are now true and correct.

11.3	Outstanding Premises liabilities

Except in relation to the Premises, the Company has no liabilities (actual or contingent) arising out of the conveyance, transfer, lease, sublease, tenancy, licence, agreement or other document relating to land or premises or an estate or interest in or over land or premises, including leasehold premises assigned or otherwise disposed of.

12.	The Company’s contracts

12.1	No other contracts

There are not in force in relation to the Company’s business, assets or undertaking any agreements, undertakings, understandings, arrangements or other engagements, whether written or oral, to which any of the Vendors or any person connected with any of them is a party or of which it has the benefit or to which it is otherwise subject, the benefit of which would be required to be assigned to or otherwise vested in the Company to enable the Company to carry on its business and/or to enjoy all the rights and privileges attaching thereto and/or to any of its assets and undertaking in the same manner and scope and to the same extent and on the same basis as the Company has carried on business or enjoyed such rights prior to the date of this Agreement.

12.2	The Company’s contracts

Each of the Company’s contracts is valid and binding and no notice of termination of any such contract has been received or served by the Company.

12.3	Contractual arrangements

The Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

(A)	(with the exception of pure revenue share agreements with content providers) is of six months or greater duration or is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken or is otherwise of a length that is greater than is customary in businesses of a similar nature to that of the Company; or

(B)	is known by the Warrantors or by the Company to be likely to result in a loss to the Company on completion of performance; or

(C)	cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort; or

(D)	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature; or

(E)	is a contract for services (other than contracts for the supply of electricity or other utilities or normal office services) or is in the nature of an agency, distribution, franchise or management agreement; or

(F)	requires the Company to pay any commission, finder’s fee, royalty or the like; or

(G)	involves liabilities which may fluctuate in accordance with an index or rate of currency exchange or interest or movements in the price of any securities or commodities; or

(H)	is a contract for the supply of assets to the Company on hire, lease, hire purchase, credit or deferred payment terms; or

(I)	is dependent on the guarantee or covenant of or security provided by any other person; or

(J)	in any way restricts the Company’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(K)	is a contract for the sale of shares or assets comprising a business undertaking which contains warranties, indemnities, undertakings or other provisions under which the Company still has a remaining liability or obligation; or

(L)	can be terminated as a result of any change in the underlying ownership or control of the Company, or would be materially affected by such change; or

(M)	is in any way otherwise than in the ordinary course of the Company’s business.

12.4	Substantial or significant contracts

No contract, agreement, transaction, obligation, commitment, understanding, arrangement or liability entered into by the Company and now outstanding or unperformed involves any of the following:

(A)	obligations on the part of the Company which will cause or are likely to cause the Company to incur expenditure or an obligation to pay money in excess of £20,000 (other than contracts with content providers which do not include a guaranteed payment revenue share); or

(B)	obligations on the part of the Company to purchase any specified minimum quantity or any specified minimum percentage of its total requirement for any type of stock in trade from any one supplier; or

(C)	the supply by the Company of any products or services whether by way of lease or outright sale or otherwise to any one customer such that the value of such supplies exceeds or is likely to exceed 5 per cent. of the total turnover of the Company in the financial year ending on the Balance Sheet Date or in any subsequent year.

12.5	Sureties

No Vendor nor any other person has given any guarantee of or security for, any overdraft loan, loan facility or off-balance sheet financing granted to the Company nor has the Company given any guarantee of or security for any overdraft loan, loan facility or off-balance sheet financing granted to any of the Vendors or any person connected with any of them and there is not now outstanding in respect of the Company any guarantee or warranty or agreement for indemnity or for suretyship given by or for the accommodation of the Company or in respect of the Company’s business.

12.6	Powers of attorney

No power of attorney given by the Company (other than to the holder of an Encumbrance solely to facilitate its enforcement) is now in force. No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business, and the Warrantors are not aware of any person purporting to do so.

12.7	Insider contracts

(A)	There is not outstanding, and there has not at any time during the last six years been outstanding, any agreement or arrangement to which the Company is a party and in which:

(1)	any of the Vendors;

(2)	any person beneficially interested in the Company’s share capital;

(3)	any Director; or

(4)	any person connected with any of them,

is or has been interested, whether directly or indirectly.

(B)	The Company is not a party to, nor have its profits or financial position during such period been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.

(C)	All costs incurred by the Company have been charged to the Company and not borne by any of the Vendors or any person connected with any of them or any other person.

12.8	Debts

There are no debts owing by or to the Company other than debts which have arisen in the ordinary course of business, nor has the Company lent any money which has not been repaid.

12.9	Options and guarantees

The Company is not a party to any option or pre-emption right, and it has not given any guarantee, suretyship, comfort letter or any other obligation (whatever called) to pay, provide funds or take action in the event of default in the payment of any indebtedness of any other person or in the performance of any obligation of any other person.

12.10	Tenders, etc

No offer, tender, or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person and the Company is not in negotiations with, nor has it put proposals forward or entered into discussions with any customer or supplier for the renewal of any existing business or acquisition of any new business.

12.11	Documents

All title deeds and agreements to which the Company is a party and other documents owned by or which ought to be in the possession or control of the Company are in the possession or control of the Company and are properly stamped and are free from any Encumbrance.

13.	The Company and its bankers

13.1	Borrowings

The total amount borrowed by the Company from its bankers does not exceed its facilities and the total amount borrowed by the Company from whatsoever source does not exceed any limitation on its borrowing contained in its articles of association, or in any debenture or loan stock deed or other instrument.

13.2	Continuance of facilities

Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are given in the Disclosure Letter and true and correct copies of all documents relating thereto are annexed to the Disclosure Letter and neither the Vendors nor the Company has done anything whereby the continuance of any such facilities in full force and effect might be affected or prejudiced.

13.3	Off-balance sheet financing

The Company has not engaged in any borrowing or financing not required to be reflected in the Accounts.

13.4	Bank accounts

Full and accurate particulars of all the bank and deposit accounts of the Company and of the credit or debit balances on such accounts as at a date (the “Statement Date”) not more than seven days before the date of this Agreement are given in the Disclosure Letter. Since the Statement Date there have been no payments out of any such accounts except for routine payments in the ordinary course of the Company’s business and the balances on such accounts are not now substantially different from the balances shown as at the Statement Date.

14.	Directors, Employees and Workers

14.1	Directors

Schedule 3 and Schedule 4 show the full names of and offices held by each person who is a director of the Company and the Subsidiary and no other person is a director or shadow director of the Company or the Subsidiary.

14.2	Employees and Workers

(A)	The individuals, details of whom are given in or annexed to the Disclosure Letter (the “Employees”) are all employed by the Company at the date of this Agreement. Employees includes those directors employed under a contract of service and non-executive directors whether or not employed under a contract of service. The further individuals details of whom are given in or annexed to the Disclosure Letter are all the individuals who are at the date of this Agreement providing services to the Company on a self-employed basis or are supplied by an agency (the “Workers”). There are at the date of this Agreement no other individuals engaged by the Company who are employed by it, or are providing services to it on a self-employed basis or who are supplied by an agency.

(B)	All contracts of service or engagement of any of the Employees and Workers are terminable on not more than three months notice without compensation (other than compensation, payable in accordance with the Employment Rights Act 1996).

(C)	The particulars shown in the Disclosure Letter show true and complete details of the names and lengths of continuous service of all of the Employees and by reference to each of the Employees and Workers the remuneration payable, notice period, holiday entitlement and other benefits provided by the Company or by any Vendor or person connected with any Vendor or which the Company is bound to provide (whether now or in the future) to each Employee or Worker or any person connected with him or the agency supplying him and include particulars of all profit sharing, incentive, bonus, commission arrangements and any other benefit to which each Employee or Worker is entitled or which is regularly provided or made available to him in any case whether legally binding on the Company or not.

(D)	There are no subsisting contracts for the provision by any person of any consultancy services to the Company.

(E)	None of the Employees or Workers has given notice terminating his contract of employment or engagement or has been given such notice or to the best of the Warrantors’ knowledge and belief is to be withdrawn by the agency supplying him.

(F)	None of the Employees is under notice of dismissal nor is there any liability outstanding to any Employee or former employee or any Worker or any individual formerly engaged on the same basis as a Worker or the agency supplying or which supplied him except for remuneration or other benefits accruing due and no such remuneration or other benefit which has fallen due for payment has not been paid.

(G)	During the period of six months ending with the date of this Agreement the Company has not directly or indirectly terminated the employment of any person employed in or by the Company or who has been engaged by the Company on a self-employed basis.

(H)	None of the Employees belongs or has belonged at any material time to an independent trade union recognised by the Company.

(I)	There are no employee representatives representing all or any of the Employees.

(J)	The Company has complied in all material respects with all of its statutory obligations to inform and consult appropriate representatives as required by Law.

(K)	There is no plan, scheme, commitment, policy, custom or practice (whether legally binding or not) relating to redundancy affecting any of the Employees more generous than the statutory redundancy requirements.

(L)	All plans, schemes, commitments, policies, customs or practices for the provision of benefits to the Employees and Workers comply in all respects with all Laws and all necessary Authorisations in relation to the same have been obtained and all filings and other notifications or returns required to be made to any Authority in relation to the same have been made.

(M)	There are no loans owed by any of the Employees or Workers to the Company.

(N)	Since the Balance Sheet Date, no change has been made in (i) the rate of remuneration, or the emoluments or pension benefits or other contractual benefits, of any officer of the Company or any of the Employees or Workers or the amount payable to any agency supplying Workers or (ii) the terms of engagement of any such officer or any of the Employees or Workers.

(O)	Except for the Pension Schemes described in the Disclosure Letter the Company is not under any present or future liability to pay to any of the Employees or Workers or to any other person who is or has been in any manner connected with the Company any pension, superannuation allowance, death benefit, retirement gratuity or like benefit or to contribute to any life assurance scheme, medical insurance scheme, or permanent health scheme and the Company has not made any such payments or contributions on a voluntary basis nor is it proposing to do so.

(P)	There is no outstanding undischarged liability to pay to any Authority any contribution, taxation or other duty arising in connection with the employment or engagement of any of the Employees or Workers.

(Q)	None of the Employees or Workers or any agency supplying Workers will become entitled by virtue of their contract of service or supply to any payment or enhancement in or improvement to their remuneration, benefits or terms and conditions of service or supply only by reason of the execution of this Agreement or of completion of the sale and purchase under or pursuant to this Agreement and neither of such events will entitle any Employee or Worker to claim a breach of contract or entitle him to claim that he is redundant or otherwise dismissed.

(R)	The Company has not entered into any informal or formal agreement to amend or change the terms or conditions of employment or engagement as required to be disclosed under this paragraph 14.2 of any of the officers of the Company or any of the Employees or Workers or agency supplying Workers (whether such amendment or change is to take the effect prior to or after Completion).

(S)	There is no working arrangement, practice, policy or procedure operated by the Company which contravenes the Working Time Regulations 1998 and the Company has kept all records required by those regulations.

(T)	There is no hourly paid Employee or Worker employed or engaged by the Company who is now paid less than the statutory minimum applicable under the National Minimum Wage Act 1998 and regulations made thereunder.

(U)	None of the Employees or their representatives has attempted to make or made a valid request to establish an Information and Consultation body pursuant to the Information and Consultation of Employees Regulations 2004.

(V)	There is no formal or informal understanding, agreement or commitment between the Company and any of the Employees or their representatives to establish an Information and Consultation body or any body with similar objectives pursuant to the provisions of the Information and Consultation of Employees Regulations 2004 or otherwise.

(W)	All part time Employees or Workers enjoy the same benefits as full time Employees or Workers undertaking the same work;

(X)	There is not nor has there ever been in place a training scheme, arrangement or proposal in relation to the Company in respect of which a levy is or may become payable under the Industrial Training Act 1982.

(Y)	The working practices and conditions of employment of the Company are such that to the best of the Warrantors’ knowledge and belief there is not likely to be a claim by an Employee or Worker for equal pay, sexual, sexual orientation, age, disability, religious or ethnic discrimination or harassment or victimisation.

(Z)	There are no Employees who are employed on fixed term contracts whose period of continuous employment is four years or more or whose contracts have been renewed after the completion of four years of continuous employment and the Company has complied in all respects with the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulation 2002.

(AA)	The Company has complied with the consultation requirements of the Pensions Act 2004.

(BB)	The Disclosure Letter includes details of all Employees and Workers who are on secondment, maternity, paternity, adoption or other leave or who are absent due to ill health or for any other reason.

(CC)	No questionnaire has been served on the Company by an Employee or Worker under any legislation relating to employment which remains unanswered in full or in part.

(DD)	Every Employee or Worker who requires a work permit or other permission to work in the United Kingdom has a current and appropriate work permit or other permission and all other necessary permissions to remain in the United Kingdom.

(EE)	No offer of employment or engagement has been made by the Company which has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

(FF)	The acquisition of the Sale Shares by the Purchaser and compliance of the terms of this Agreement will not entitle any Employees to terminate their employment or receive any payment or other benefit.

(GG)	No subject access requests made to the Company pursuant to the Data Protection Act 1998 by any Employees or Workers are outstanding and the Company has complied with the Data Protection Act 1998 in respect of all personal data held or processed by it relating to the Employees and Workers, and all persons who were formerly employed by the Company or were formerly engaged by the Company on a self-employed basis or who were formerly supplied by an agency.

14.3	Disputes with Employees and Workers

There is no:

(A)	outstanding or threatened claim by any person who is now or has been an employee of the Company or was engaged by the Company on a self-employed basis or was supplied to the Company by an agency or any statutory dismissal, disciplinary or grievance procedure in progress or which should be in progress in relation to any of the said persons, or any dispute outstanding with any of the said persons or with any unions or any other body representing all or any of them in relation to their employment by the Company or of any circumstances likely to give rise to any such dispute;

(B)	industrial action involving any employee, whether official or unofficial, currently occurring or threatened; or

(C)	industrial relations matter which has been referred to Advisory, Conciliation and Arbitration Service or the Central Arbitration Committee or any other Authority for advice, conciliation or arbitration.

15.	Miscellaneous

15.1	Accuracy of information

All information contained or referred to in the Disclosure Letter or in anything annexed to it is true and accurate in all material respects, and all such information otherwise disclosed by or on behalf of the Warrantors to the Purchaser or its advisers prior to the date of this Agreement was true and accurate in all material respects as at the date of such disclosure.

SCHEDULE 8 : TAX WARRANTIES

1.	Interpretation

1.1	Definitions

In this Schedule 8, where the context admits:

“Event” includes any act, omission, event or transaction and without limitation, the receipt of accrual of any income, profit or gains, the declaration, making or payment of any distribution, membership of or ceasing to be a member of any group or partnership or association, death, any residence or change in residence of any person for Tax purposes, the expiry of any period and completion.

“HMRC” means Her Majesty’s Revenue and Customs.

“ITEPA” means the Income Tax (Earnings & Pensions) Act 2003.

“Relief” means any relief, loss, allowance, exemption, set-off or deduction relevant to the computation of any liability to Taxation or any credit against Taxation and includes, without limitation, Relief which has been or is to be surrendered to the Company by any other member of its group and any reference to the use of a Relief shall be construed accordingly.

“Tax Authority” means any taxing or other authority (whether within or outside of the United Kingdom) competent to impose any Tax Liability

“Tax Liability” means:

(A)	a liability to make a payment of Tax;

(B)	the application of all or part of any Relief in computing either profits earned, accrued or received on or before Completion or Tax arising in respect of any event on or before Completion where the Relief arises in respect of any event occurring or period commencing after Completion and where but for such application the Company would have been liable to make a payment of Tax in respect of which the Purchaser would have been able to make a claim under this Schedule 8;

(C)	the loss of all or part of a right to repayment of Tax which has been treated as an asset of the Company in the Audited Accounts; and

(D)	the loss of all or part of any relief in computing profits or Tax, which relief has been taken into account in computing (and so reducing) any provision relating to Tax which appears in the Accounts in circumstances where the Relief would (were it not for that loss) have been available in full to the Company.

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“TCGA” means the Taxation of Chargeable Gains Act 1992.

“TMA” means the Taxes Management Act 1970.

“VATA” means the Value Added Taxes Act 1994.

“VAT Regs” means the Value Added Tax Regulations 1995.

1.2	Construction

In this Schedule 8 where the context admits:

(A)	except where the context otherwise requires references to the Company shall include the Subsidiary; and

(B)	where in this Schedule 8, a term is defined in and for the purposes of a particular paragraph, the relevant definition shall apply, where the context so admits, for all other purposes of this Schedule 8.

2.	Tax returns and compliance

2.1	Returns

The Company has at all times submitted to all relevant Tax Authorities by the requisite dates every computation, return, notice and all information for the purpose of Tax however required and each such computation, return, notice and information was and remains true, complete and materially accurate and leaves no material matter unresolved regarding the Tax affairs of the Company.

2.2	Discharge of Tax Liabilities

The Company has duly and punctually discharged every Tax Liability, whether or not a primary liability of the Company, due from the Company directly or indirectly in connection with any Event occurring on or before Completion and there is no Tax Liability or potential Tax Liability in respect of which the date for payment has been postponed by agreement with the relevant Tax Authority or by virtue of any right under any statute relating to Tax or the practice of any Tax Authority.

2.3	Deductions

The Company has properly made all deductions, withholdings and retentions required to be made in respect of any actual or deemed payment made or benefit provided on or before Completion and has accounted for all such deductions, withholdings and retentions to each relevant Tax Authority and complied with all its obligations under any statute relating to Tax in connection with the same and, without prejudice to the generality of the foregoing, the Company has properly operated PAYE.

2.4	Interest, fines etc.

Neither the Company nor any director or officer of the Company (in his capacity as such) has or will at Completion have any liability or potential liability for any interest, fine, penalty or surcharge in connection with Tax.

2.5	Negligence

The Company does not and to the best of the Warrantors’ knowledge and belief is not likely to have any liability under or by virtue of s.29 or s.36 TMA, or other like provisions in any other jurisdiction.

2.6	No loss of relief

No Relief claimed prior to Completion is to the best of the Warrantors’ knowledge and belief likely to be disallowed, lost, reduced or modified or be the subject of any dispute with any Tax Authority.

2.7	Claims, elections etc.

Every claim, election and disclaimer which has been taken into account for the purposes of the Accounts has been duly submitted by the Company within the requisite periods and either has been accepted as valid or its validity has not been and to the best of the Warrantors’ knowledge and belief is not likely to be questioned or challenged by the relevant Tax Authority.

2.8	Records

The Company has maintained and has in its possession and under its control all material records and documentation that it is required by any statute relating to Tax to maintain and preserve and the Company has complete and accurate records and/or information to calculate its future Tax Liability or relief from Tax including, without limitation, arising upon the disposal of any asset owned by the Company at the date of this agreement or which has been disposed of since the Balance Sheet Date.

3.	Corporation Tax Instalment payments

All instalment payments which have been made or which are required to be made by the Company under the Corporation Tax (Instalment Payments) Regulations 1998 or equivalent regulations in any other jurisdiction, and all repayments claimed by the Company have been duly made or received, and the computations of each such payment or claim for repayment took full and proper account of all relevant estimates and other information available to the Company at the time when any such payment was required to be made or (as the case may be) at the time when any such claim for repayment was submitted to HMRC or other Tax Authority.

4.	General provisions for Tax

To the extent required by generally accepted accounting principles, provision or reserve was made in the Accounts in respect of every Tax Liability for which the

Company at the Balance Sheet Date was or may have been liable or accountable whether or not such Tax Liability was or is a primary liability of the Company and of which the Company was aware and whether or not the Company had, has, or may have, any right of reimbursement against any other person.

5.	Value added tax

The Company has complied in all material respects with all statutes relating to Tax relevant to VAT and guidance published by all relevant Tax Authorities in any form whatsoever and has made and obtained full, complete, correct and up-to-date records and invoices and other documents reasonably appropriate or requisite for the purposes of such statutes relating to Tax and guidance.

6.	Taxation of employees

6.1	PAYE

The Company has properly operated the Pay As You Earn system making such deductions and payments in respect of Tax as are required by Law from all payments to or treated as made to employees, ex-employees, officers and ex-officers of the Company and punctually accounted to HMRC for all such tax and all returns required pursuant to s.684 ITEPA and regulations made thereunder have been punctually made and are accurate and complete in all material respects.

6.2	Benefits not allowed as deductions

The Company has not to the best of the Warrantors’ knowledge and belief made any payment to or provided any benefit for any officer or employee or ex-officer or ex-employee of the Company which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes.

6.3	Notional PAYE payments

The Company has not to the best of the Warrantors’ knowledge and belief made any notional payment of PAYE income (for the purposes of s.710 ITEPA) in respect of which no arrangements exist to recover the amount of income tax due from the recipient in respect of such payment.

6.4	Employee related services

The Company has not provided to any employee or ex-employee or prospective employee of the Company, nor to any officer or ex-officer or prospective officer of the Company, nor to any person who is an “associated person” for the purposes of s.421C ITEPA:

(A)	any securities or interests in securities which are restricted for the purposes of s.423 ITEPA;

(B)	any securities or interests in securities which are convertible for the purposes s.436 ITEPA;

(C)	any securities or interests in securities within the scope of Chapter 3A Part 7 ITEPA (Securities with artificially depressed market value);

(D)	securities or interests in securities within the scope of Chapter 3B Part 7 of ITEPA (Securities with artificially enhanced market value);

(E)	any securities or interests in securities within the scope of Chapter 3C Part 7 ITEPA (Securities acquired for less than market value);

(F)	any securities or interests in securities within the scope of Chapter 3D Part 7 ITEPA (Securities disposed of for more than market value);

(G)	any securities or interest in securities the ownership of which has given rise to a benefit within the scope of Chapter 4 of Part 7 ITEPA;

(H)	any securities option within the scope of Chapter 5 Part 7 ITEPA; or

(I)	any other security or interest in securities in respect of which the Company will or would, if the prescribed circumstances arise, be required on or after Completion to operate PAYE or pay or account for any national insurance contributions.

For the purposes of this paragraph 6.4, “security” and “interest in securities” shall each have the meaning given to them in s.420 ITEPA.

6.5	Duty to provide information

The Company has complied with s.421J ITEPA.

6.6	Restrictive undertakings

The Company has not made any payment to which ss.225 or 226 ITEPA apply.

7.	Anti-avoidance

7.1	s.765 Taxes Act 1988

The Company has not without the prior consent of the Treasury been a party to any transaction for which consent under s.765 Taxes Act 1988 or equivalent provision in any other jurisdiction was required. Where such consent would have been required but for the provisions of s.765A(1) Taxes Act 1988 or any other equivalent provision, the Company has complied in full with the requirements of The Movements of Capital (Required Information) Regulations 1990 and a copy of the notification required pursuant thereto is annexed to the Disclosure Letter. In any non-UK jurisdiction, the Company has complied with any requirements as specified in the law in full.

7.2	Anti-avoidance

(A)	The Company has not at any time entered into or been a party to a transaction or series of transactions either:

(1)	containing steps inserted without any commercial or business purpose; or

(2)	being transactions to which any of the following provisions could apply:

ss.729, 730, 737, 770, 774, 779, 780, 781 or 786 or paragraph 7A Schedule 23A Taxes Act 1988, ss.684, 720, 727, 752 Income Tax Act 2007, s.168A Finance Act 1994, paragraph 13 Schedule 9 Finance Act 1996, paragraph 21 Schedule 20 Finance Act 2000, paragraph 16 Schedule 12 Finance Act 2002, paragraph 111 Schedule 29 Finance Act 2002, paragraph 23 Schedule 26 Finance Act 2002 paragraph 5 Schedule 7 AC TCGA 1992 or s.104 Finance Act 2004, and wherever relevant the equivalent provisions in any non-UK jurisdiction, without, in the appropriate cases, having received clearance in respect thereof from HMRC or other relevant Tax Authority.

(B)	The Disclosure Letter contains full details of any arrangements to which the Company is, or has been, a party which are notifiable arrangements in respect of the disclosure of tax avoidance schemes and the Company has duly and punctually complied with all provisions of the relevant law of regulations requiring any notifications and information to be provided to HMRC or other Tax Authority.

(C)	The Disclosure Letter contains full details of any arrangements to which the Company is, or has been, a party which is a notifiable scheme in respect of disclosure of VAT avoidance schemes and the Company has duly and punctually complied with all provisions of the relevant law of regulations made under it requiring notifications and information to be provided to HMRC or other Tax Authority.

SCHEDULE 9 : PRICE ADJUSTMENT

Schedule omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted schedule to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SCHEDULE 10 : RETENTION

Schedule omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted schedule to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SCHEDULE 11 : PARTICULARS OF PREMISES

Leasehold Premises with unregistered titles

Demised Premises	Present Tenant	Date of and Parties to Lease	Term	Current Principal Yearly Rent (excluding VAT)	Current Use	Details of any Sub-tenancy to which the Premises is subject or any agreement for such Sub-tenancy
Unit 5, Chelsea Wharf, 15 Lots Road, London SW10 0QJ	Mobix Interactive Limited	Lease dated 27 November 2002 between Woburn Estate Company Limited and Bedford Estate Nominees Limited (1) and Pete & Johnny Plc (2)	From 20 October 2002 to 24 December 2009	£43,368	Offices	None

Unit 6, Chelsea Wharf, 15 Lots Road, London SW10 0QJ	Mobix Interactive Limited	Lease dated 1 December 2005 between Woburn Estate Company Limited and Bedford Estate Nominees Limited (1) and Mobix Interactive Limited (2)	From 1 December 2005 to 24 December 2009	£16,500	Offices	None

Unit 8, Chelsea Wharf, 15 Lots Road, London SW10 0QJ	Mobix Interactive Limited	Lease dated 7 June 2006 between Woburn Estate Company Limited and Bedford Estate Nominees Limited (1) and Mobix Interactive Limited (2)	From 7 June 2006 to 24 December 2009	£22,500	Offices	None

Unit 9, Chelsea Wharf, 15 Lots Road, London SW 10 0QJ	Mobix Interactive Limited	Lease dated 13 May 2005 between Woburn Estate Company Limited and Bedford Estate Nominees Limited (1) and Mobix Interactive Limited (2)	From 13 May 2005 to 24 December 2009	£18,815	Offices	None

SCHEDULE 12 : LIMITATION ON WARRANTIES

The provisions in this Schedule shall operate to limit the liability of the Warrantors in respect of Relevant Claims.

1.	Definitions

In this Schedule where the context admits:

(A)	“Relevant Claim” means a claim by the Purchaser against the Warrantors or any of them in respect of a breach of the Business Warranties (other than the Business Warranty at paragraph 4.1 of Part B of Schedule 7 or the Tax Warranties.

(B)	“Tax Warranty Claim” means a claim by the Purchaser against the Warrantors or any of them in respect of the Tax Warranties.

2.	Avoidance of double claims

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss.

3.	Financial limits

3.1	The parties agree as follows in respect of Relevant Claims:

(A)	no liability shall attach to the Warrantors in respect of a Relevant Claim unless the liability of the Warrantors in respect of such claim exceeds £4,000 in which case the Warrantors shall (subject to paragraph 3.1(B)) be liable for the whole of such amount and not merely the excess (provided that claims in respect of similar facts and circumstances may be aggregated for these purposes);

(B)	no liability shall attach to the Warrantors in respect of a Relevant Claim unless the aggregate amount of liabilities in respect of all Relevant Claim(s) for which they would, in the absence of this provision, be liable shall exceed £40,000 but if such liabilities shall exceed that sum the Warrantors shall (subject to the other provisions hereof) be liable for the whole of such liabilities and not merely for the excess;

(C)	the aggregate amount of the liability of the Warrantors in respect of all Relevant Claims shall not exceed the amount of the Price actually received by the Vendors as at such date subject to the right of the Purchaser to set off as against the liability of the Purchaser to pay to any Vendors any deferred element of the Price any excess of all Relevant Claims due from such Warrantor and not so recovered at any relevant time due to the implementation of the provisions of this paragraph; and

(D)

nothing in paragraph 3.1(C) of this Schedule 12 or otherwise in this Agreement such entitle the Purchaser to off set against any Vendor’s entitlement to any consideration payable under this Agreement any accrued liability of any other Vendor in respect of any breach of the Vendor Warranties. For the avoidance of doubt, nothing in this paragraph 3.1 shall limit the amount which the Purchaser can recover from an individual Vendor in respect of a breach by that Vendor of any of his Vendor Warranties.

3.2	None of the limitations contained in paragraph 3.1 shall apply to any Relevant Claim which arises as the consequence of, or is delayed as a result of, fraud, dishonest mis-statement, concealment or other similar conduct by the Vendors, the Warrantors or any of them.

4.	Time limits

None of the Warrantors shall be liable for any Relevant Claim unless the Vendors’ Representative shall have received from the Purchaser written notice containing details of the Relevant Claim (setting out in reasonable detail the matter or claim in respect of which such Relevant Claim is made so far as then known to the Purchaser) including the factual basis for the Relevant Claim and the Purchaser’s estimate (on a without prejudice basis) of the amount of such Relevant Claim:

(A)	on or before 28 February 2011 in the case of a Relevant Claim (other than a Tax Warranty Claim); or

(B)	on or before the seventh anniversary of Completion, in the case of a Tax Warranty Claim.

5.	Commencement of proceedings

Any Relevant Claim which has been made by the Purchaser by the giving of notice in accordance with paragraph 4 above shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn and shall become fully barred and unenforceable on the date which is 6 months after written notice of the Relevant Claim is received by the Vendors’ Representative (or if contingent, within 6 months of such Relevant Claim ceasing to be contingent) unless proceedings in respect thereof shall have been commenced by the Purchaser; for this purpose “proceedings” shall be deemed not to have been commenced unless they shall have been issued.

6.	Reimbursement of claims made by third parties

If the Warrantors pay to the Purchaser an amount in discharge of a Relevant Claim and the Purchaser subsequently receives any payment from a third party (including any Tax Authority) of a sum which is directly referable to the matter giving rise to the Relevant Claim or obtains a Relief which is so directly referable and quantifiable, the Purchaser shall, as soon as reasonably practicable repay to the Warrantors concerned:

(A)	an amount equal to the sum recovered from the third party (or the value of the Relief obtained, calculated by reference to the amount saved) less any costs and expenses properly incurred by the Purchaser in recovering the same and any Tax suffered on the receipt provided in the case of any Relief, the Purchaser shall have no obligation to make any repayment until such Relief has been utilised; or

(B)	if the figure resulting under paragraph 6(A) above is greater than the amount paid by the Warrantors to the Purchaser in respect of the Relevant Claim, such lesser amount as shall have been so paid by the Warrantors.

7.	Retrospective legislation

No liability shall arise in respect of any of the Business Warranties or the Tax Warranties if and to the extent that such liability arises or is increased as a result of any legislation not in force at the date of this Agreement which takes effect retrospectively or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such Relevant Claim would not have arisen (or the amount of the claim would not have been increased) but for any judgement delivered after the date hereof.

8.	Contingent and unquantifiable liabilities

No liability shall attach to any Warrantor in respect of any Relevant Claim to the extent that the Relevant Claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, provided that this paragraph shall not operate to avoid a claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in paragraph 4 of this Schedule if the notice of such claim has been served before the expiry of the relevant period specified in paragraph 4 (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

9.	Mitigation not affected

Nothing in this Agreement shall affect the application of the common law rules on mitigation in respect of any claim or any matter giving rise to a claim.

10.	Survival of these provisions

The provisions of this Schedule 12 apply notwithstanding any other provision of this Agreement.

11.	Where the claim arises as a consequence of a claim by a third party

11.1	If the Purchaser becomes aware of any claim, action or demand made against it, the Company or the Subsidiary by a third party (a “Third Party Claim”) which may give rise to a Relevant Claim:

(A)	the Purchaser shall, as soon as practicable, notify the Vendors’ Representative giving reasonable details, so far as are known to the Purchaser, of the relevant facts and circumstances relating to the Third Party Claim; and

(B)	the Purchaser shall keep the Vendors’ Representative reasonably informed of all material developments in relation to the Third Party Claim within its knowledge and will consult with the Vendors’ Representative in relation to the progress of the Third Party Claim.

12.	Tax Warranties

12.1	The Purchaser shall procure that the Group shall not agree or otherwise establish any liability to Taxation which in itself gives rise to or could give rise to a Relevant Claim without first giving written notice to the Warrantors and taking into account such reasonable representations made by them communicated with reasonable expedition.

13.	Access to information

13.1	The Purchaser will after Completion give to the Warrantors and their representatives reasonable facilities to inspect all of the books and records relating to the Group as are delivered to the Purchaser under this Agreement and (at the Warrantors’ cost) to take copies and extracts from them at all reasonable times and on reasonable advance notice for such period or periods as the Warrantors may retain a liability or possible liability to the Purchaser pursuant to this Agreement but access shall be only to the extent that the Warrantors reasonably require access in connection with a Relevant Claim.

14.	General provisions with regard to Relevant Claims

The Warrantors shall have no liability (or such liability shall be reduced) in respect of any Relevant Claim:

(A)	if and to the extent that provision or reserve for or in respect of the liability or other matter giving rise to such Relevant Claim has been made in the Accounts;

(B)	if and to the extent that such Relevant Claim or such increase in such Relevant Claim (as the case may be) would not have arisen or would not have been of such financial value but for a change of accounting policy or practice of the Company or the Subsidiary after Completion.

SIGNATURE PAGE TO THE SHARE PURCHASE AGREEMENT

THE VENDORS

SIGNED for and on behalf of	)	/s/ Robert Gilham
Equity Funding 1)		Name:	Robert Gilham
		Position:	Attorney for and on Behalf of Equity Funding 1

SIGNED by	)	/s/ Robert Gilham
Robert Gilham

SIGNED by	)	/s/ Robert Gilham
Roger Barons		Name:	Robert Gilham
		Position:	Attorney for and on Behalf of Roger Barons

SIGNED by	)	/s/ Robert Gilham
Richard Elliott		Name:	Robert Gilham
		Position:	Attorney for and on Behalf of Richard Elliott

SIGNED for and on behalf of	)	/s/ Robert Gilham
Acacia Securities Ltd	)	Name:	Robert Gilham
		Position:	Attorney for and on Behalf of Acacia Securities Ltd.

SIGNED by	)	/s/ Matt Heiman
Matt Heiman

SIGNED for and on behalf of	)	/s/ Illegible
White Crescent Inc.	)	Name:
Position:

SIGNED by	)	/s/ Robert Gilham
Max Haot		Name:	Robert Gilham
		Position:	Attorney for and on Behalf of Max Haot

SIGNED by	)	/s/ Robert Gilham
Timothy Gocher		Name:	Robert Gilham
		Position:	Attorney for and on Behalf of Timothy Gocher

SIGNED by	)	/s/ Robert Gilham
Gregory Orme	)	Name:	Robert Gilham
		Position:	Attorney for and on Behalf of Gregory Orme

SIGNED for and on behalf of	)	/s/ Illegible
Saya Financial Corp	)	Name:
Position:

SIGNED for and on behalf of	)	/s/ John H. Raleigh
International Management Group (UK) Limited	)	Name: Position:	John H. Raleigh SVP, Legal

SIGNED by	)	/s/ Damian Mulcock
Damian Mulcock

SIGNED by	)	/s/ Damian Mulcock
Joanne Walker		Name:	Damian Mulcock
		Position:	Attorney For & On Behalf of Joanne Walker

SIGNED by	)	/s/ Damian Mulcock
Lance Stevens		Name:	Damian Mulcock
		Position:	Attorney For & On Behalf of Lance Stevens

SIGNED by	)	/s/ Damian Mulcock
Marc Melton		Name:	Damian Mulcock
		Position:	Attorney For & On Behalf of Marc Melton

SIGNED by	)	/s/ Damian Mulcock
Christopher Walker		Name:	Damian Mulcock
		Position:	Attorney For & On Behalf of Christopher Walker

SIGNED by	)	/s/ Damian Mulcock
Brian Mulcock		Name:	Damian Mulcock
		Position:	Attorney For & On Behalf of Brian Mulcock

SIGNED for and on behalf of	)	/s/ Robert Gilham
Connecticut Global Holdings Limited	)	Name: Position:	Robert Gilham Attorney For & On Behalf of Connecticut Global Holdings Limited

THE PURCHASER

SIGNED for and on behalf of	)	/s/ Charl de Beer
On Demand Group Limited	)	Name:	Charl de Beer
		Position:	Director